UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2024

ADAGIO MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001- 42199	99-1151466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26051 Merit Circle, Suite 102 Laguna Hills, CA	92653
(Address of principal executive offices)	(Zip Code)

(212) 284-2300
(Registrant’s telephone number, including area code)

Aja HoldCo, Inc.
51 Astor Place, 10th Floor
New York, NY 10003
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On July 31, 2024 (the “Closing Date”), ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), Aja Holdco, Inc., a Delaware corporation and wholly-owned subsidiary of ARYA (“ListCo”), Aja Merger Sub 1, a Cayman Islands exempted company and wholly-owned subsidiary of ListCo (“ARYA Merger Sub”), Aja Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of ListCo (“Company Merger Sub”), and Adagio Medical, Inc., a Delaware corporation (“Adagio”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated February 13, 2024, by and among the foregoing parties, as amended by the Consent and Amendment No. 1 to Business Combination Agreement, dated as of June 25, 2024, by and between ARYA and Adagio (the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, (i) on the Closing Date, ARYA Merger Sub merged with and into ARYA (the “ARYA Merger”) and Company Merger Sub merged with and into Adagio (the “Adagio Merger” and, together with the ARYA Merger, the “Mergers”), with ARYA and Adagio surviving the Mergers and, after giving effect to such Mergers, each of ARYA and Adagio became a wholly owned subsidiary of ListCo (the time that the ARYA Merger becomes effective being referred to as the “ARYA Merger Effective Time,” the time that the Adagio Merger becomes effective being referred to as the “Adagio Merger Effective Time,” the time after which both Mergers become effective being referred to as the “Closing,” and the date on which the Closing occurs being referred to as the “Closing Date”), (ii) in connection with the Closing, an amended and restated certificate of incorporation of ListCo filed with the Secretary of State of the State of Delaware took effect, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K, and the board of directors of ListCo approved and adopted amended and restated bylaws of ListCo, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K, and (iii) in connection with the Closing, ListCo changed its name to “Adagio Medical Holdings, Inc.” (ListCo following the Closing, “New Adagio”).

On the Closing Date, immediately prior to the Adagio Merger Effective Time and in accordance with the terms and subject to the conditions of the Business Combination Agreement, the applicable Bridge Financing Notes (as defined below) and the Subscription Agreement (as defined below), executed by Perceptive Life Sciences Master Fund, Ltd, a Cayman Islands exempted company (the “Perceptive PIPE Investor”), the Perceptive PIPE Investor contributed (i) $15,000,000 in aggregate principal amount of convertible promissory notes of Adagio, which it purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of April 4, 2023 (the “April 2023 Notes”), (ii) $8,000,000 in aggregate principal amount of convertible promissory notes of Adagio, which it purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of November 28, 2023 (the “November 2023 Notes”), (iii) $3,000,000 in aggregate principal amount of convertible promissory notes of Adagio, which it purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of May 21, 2024 (the “May 2024 Notes”), (iv) $2,500,000 in aggregate principal amount of convertible promissory notes of Adagio, which it purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of June 25, 2024 (the “June 2024 Notes”), (v) $1,000,000 in aggregate principal amount of convertible promissory notes of Adagio, which it purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of July 24, 2024 (the “July 2024 Notes,” and, together with the April 2023 Notes, the November 2023 Notes, the May 2024 Notes and the June 2024 Notes, the “Bridge Financing Notes”), (vi) any interest that had accrued and remained unpaid through Closing on the Bridge Financing Notes, and (vii) an additional cash investment of approximately $15,875,568 to ListCo in exchange for shares of common stock, par value $0.0001 per share, of New Adagio (the “New Adagio Common Stock”) and warrants exercisable for shares of New Adagio Common Stock at $10.00 per share, subject to adjustment (the “Base Warrants”), based on the purchase price in the PIPE Financing (as defined below), in each case, on the terms and subject to the conditions set forth in the applicable Bridge Financing Note and the applicable Subscription Agreement.

On the Closing Date, immediately prior to the Adagio Merger Effective Time, Adagio caused (A) each warrant of Adagio (other than the Pre-Funded Warrants for Series E Preferred Shares, as defined below) to be terminated, canceled and extinguished; (B) all issued and outstanding unsecured convertible promissory notes of Adagio (excluding the Bridge Financing Notes) (the “Adagio Convertible Notes”), including any outstanding principal and accrued and unpaid interest thereon, to be automatically and fully converted into shares of Adagio Common Stock in accordance with the terms of such Adagio Convertible Notes, with such Adagio Convertible Notes canceled, satisfied, extinguished, discharged and retired in connection with such conversion; and (C) each share of preferred stock, par value $0.001 per share, of Adagio (“Adagio Preferred Stock”) that was issued and outstanding immediately prior to the Adagio Merger Effective Time to be automatically converted into shares of Adagio Common Stock.

Following such conversions into Adagio Common Stock, at the Adagio Merger Effective Time and in accordance with the terms and subject to the conditions of the Business Combination Agreement, (A) all issued and outstanding shares of Adagio Common Stock (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law are properly exercised and not withdrawn) were automatically cancelled, extinguished and converted into the right to receive shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement, (B) each pre-funded warrant to purchase shares of Series E Preferred Stock of Adagio (“Pre-Funded Warrant for Series E Preferred Shares”) that was issued and outstanding immediately prior to the Adagio Merger Effective Time was automatically canceled and extinguished and converted into the right to receive shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement, (C) each issued, outstanding and unexercised option to purchase Adagio Common Stock (“Adagio Option”) that had vested as of such time or would vest in connection with, or after taking into account the effect of, the consummation of the transactions contemplated by the Business Combination Agreement (whether at the Adagio Merger Effective Time or otherwise) with an aggregate value that exceeded the aggregate exercise price of such Adagio Option (each an “In-the-Money Adagio Option”) was cancelled and extinguished in exchange for options to purchase shares of New Adagio Common Stock, and (D) each issued and outstanding Adagio equity award (other than the In-the-Money Adagio Options) was automatically canceled and extinguished for no consideration and each holder thereof ceased to have any rights with respect thereto.

At the ARYA Merger Effective Time: (A) each share of ARYA Merger Sub that was issued and outstanding immediately prior to the ARYA Merger Effective Time was automatically cancelled and extinguished and converted into one Class A ordinary share (as defined below);  (B) each share of ListCo held by ARYA immediately prior to the ARYA Merger Effective Time was automatically cancelled and extinguished for no consideration; (C) shares of New Adagio Common Stock, Base Warrants and pre-funded warrants, each exercisable for one share of New Adagio Common Stock at $0.01 per share (the “Pre-Funded Warrants,” and together with the Base Warrants, the “PIPE Warrants”), were issued pursuant to the terms of the PIPE Financing; (D) each issued and outstanding Class A ordinary share of ARYA, par value $0.0001 per share (the “Class A ordinary shares”) was automatically cancelled, extinguished and converted into the right to receive one share of New Adagio Common Stock, 499,000 shares of which were issued to ARYA Sciences Holdings IV, a Cayman Islands exempted company (the “Sponsor”) in exchange for the private placement Class A ordinary shares held by it; (E) shares of New Adagio Common Stock were issued to the Sponsor in connection with the Sponsor’s option to contribute the ARYA Convertible Promissory Notes (as defined below) to ARYA in exchange for Class A ordinary shares; (F) each issued and outstanding Class B ordinary share of ARYA, par value $0.0001 per share (the “Class B ordinary shares”) was automatically cancelled, extinguished and converted into the right to receive one share of New Adagio Common Stock, other than (i) 1,000,000 Class B ordinary shares that were forfeited by the Sponsor, and issued to the PIPE Investors, including the Perceptive PIPE Investor, and (ii) 1,147,500 shares of New Adagio Common Stock issuable to the Sponsor that will be subject to share trigger price vesting and will vest if, prior to the tenth anniversary of the Closing, the post-Closing share price of New Adagio equals or exceeds $24.00 per share for any 20 trading days within any 30 trading day period (the “Share Trigger Price Vesting”); (G) New Adagio issued $20,000,000 aggregate principal amount of its 13% senior secured convertible notes (the “New Adagio Convertible Notes”) and 1,500,000 warrants (the “Convert Warrants”), each Convert Warrant being exercisable on a cashless basis or for cash at a price of $24.00 per share, subject to adjustment, pursuant to the Convertible Security Subscription Agreement and the 2024 Bridge Financing Note Subscription Agreement; and (H) ARYA’s amended and restated memorandum and articles of association, as amended were amended and restated in connection with ARYA becoming a subsidiary of ListCo.

As described above, in connection with the execution of the Business Combination Agreement, ListCo and ARYA entered into Subscription Agreements (as may be amended, supplemented or otherwise modified from time to time, the “Initial Subscription Agreements”) with the Perceptive PIPE Investor and certain other investors (the “Initial Other PIPE Investors,” and, together with the Perceptive PIPE Investor, the “Initial PIPE Investors”). In June 2024, ListCo and ARYA entered into additional Subscription Agreements (as may be amended, supplemented or otherwise modified from time to time, the “June Subscription Agreements”) with certain additional investors (the “June PIPE Investors” and, together with the Initial Other PIPE Investors, the “Other PIPE Investors,” and the Other PIPE Investors, together with the Perceptive PIPE Investor, the “PIPE Investors”). On July 31, 2024, ListCo and ARYA entered into an Amended and Restated Subscription Agreement with each of the Perceptive PIPE Investor and Initial Other PIPE Investors to amend and restate their respective Initial Subscription Agreements (as may be amended, supplemented or otherwise modified from time to time, the “Amended and Restated Subscription Agreements” and, together with the other Initial Subscription Agreements and the June Subscription Agreement, the “Subscription Agreements”). Pursuant to the Subscription Agreements, the PIPE Investors committed financing valued at approximately $64.5 million (the “PIPE Financing”).

Further, in connection with the execution of the Business Combination Agreement, certain investors (“Convert Investors”) executed a securities purchase agreement, dated February 13, 2024, with ListCo (such agreement and any assignment agreement thereunder in connection with any new financing or commitment for financing received by ARYA and New Adagio, whether in the form of equity, debt or convertible debt, prior to the Closing Date (the “Additional Financing”), the “Convertible Security Subscription Agreement”), pursuant to which ListCo issued on the Closing Date to the Convert Investors the New Adagio Convertible Notes, which will be convertible into shares of New Adagio Common Stock at a conversion price of $10.00 per share, subject to adjustment, and the Convert Warrants, each Convert Warrant being exercisable on a cashless basis or for cash at a price of $24.00 per share, subject to adjustment (the “Base Convert Financing”). Such $20,000,000 of financing in the form of New Adagio Convertible Notes included the conversion of the 2024 Bridge Financing Note (as defined below) into New Adagio Convertible Notes and Convert Warrants at Closing. The New Adagio Convertible Notes have a maturity of three years and nine months after Closing and interest will be payable in cash or compound as additional principal outstanding. Concurrently with the execution of the Convertible Security Subscription Agreement, the Perceptive PIPE Investor also purchased a $7,000,000 convertible promissory note of Adagio (the “2024 Bridge Financing Note”) pursuant to a note purchase agreement, dated February 13, 2024, by and among the Perceptive PIPE Investor, Adagio and ListCo (the “2024 Bridge Financing Note Subscription Agreement”). On the Closing Date, pursuant to the terms of the 2024 Bridge Financing Note and the 2024 Bridge Financing Note Subscription Agreement, the 2024 Bridge Financing Note converted into $7,000,000 in aggregate principal amount of New Adagio Convertible Notes and 525,000 Convert Warrants on the same terms as the other Convert Investors that executed the Convertible Security Subscription Agreement (the conversion of the 2024 Bridge Financing Note held by the Perceptive PIPE Investor into New Adagio Convertible Notes and Convert Warrants and the purchase of New Adagio Convertible Notes and Convert Warrants by the other Convert Investors in the Base Convert Financing, the “Convertible Security Financing”).

Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to New Adagio. All references herein to the “Board” refer to the board of directors of New Adagio. All references herein to the “Closing” refer to the closing of the transactions contemplated by the Business Combination Agreement (the “Transactions” or the “Business Combination”), including the Mergers, the PIPE Financing contemplated by the Subscription Agreements, and the Convertible Security Financing contemplated by the Convertible Security Subscription Agreement and the 2024 Bridge Financing Note Subscription Agreement.

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Subscription Agreements

On July 31, 2024, ListCo and ARYA entered into an Amended and Restated Subscription Agreement (the “Perceptive Amended and Restated Subscription Agreement”) with the Perceptive PIPE Investor to amend and restate the Initial Subscription Agreement (the “Perceptive Initial Subscription Agreement”) entered into by and among the same parties on February 13, 2024 (as amended on June 24, 2024). Pursuant to the Perceptive Amended and Restated Subscription Agreement, among others, (i) the number of Sponsor Promote Allocation Shares (as defined in the Perceptive Initial Subscription Agreement) was increased from 757,124 to 1,008,344, (ii) the amount of the Additional Cash (as defined in the Initial Subscription Agreement) was increased from approximately $8,070,575 to approximately $15,875,56, and (iii) the restrictions on the transferability of the Warrants (as defined in the Perceptive Initial Subscription Agreement) were removed.

Also on July 31, 2024, ListCo and ARYA entered into Amended and Restated Subscription Agreements (collectively, the “Initial Other PIPE Investors’ Amended and Restated Subscription Agreements”) with the Initial Other PIPE Investors to amend and restate the Initial Subscription Agreements (the “Initial Other PIPE Investors’ Initial Subscription Agreements”) entered into by and among the same parties on February 13, 2024, pursuant to which the restrictions on the transferability of the Warrants (as defined in the Initial Other PIPE Investors’ Initial Subscription Agreements) were removed.

The foregoing description of the Perceptive Amended and Restated Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a copy of which is attached hereto as Exhibit 10.18 and is incorporated herein by reference.

The foregoing description of the Initial Other PIPE Investors’ Amended and Restated Subscription Agreements does not purport to be complete and is qualified in their entirety by the terms and conditions thereof, the forms of which are attached hereto as Exhibits 10.19, 10.20 and 10.21 and are incorporated herein by reference.

Registration Rights Agreement

In connection with the closing of the Convertible Security Financing, New Adagio and the Convert Investors entered into a registration rights agreement (the “Convert Registration Rights Agreement”), pursuant to which New Adagio will be required to file a registration statement on Form S-3 or, if not available, Form S-1 (the “Convert Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to register for resale all of the Registrable Securities (as defined in the Convert Registration Rights Agreement), as soon as practicable, but in no event later than  45 calendar days after the Closing. In the event that the number of shares registered for resale under the Convert Registration Statement is insufficient to cover all of the Registrable Securities, New Adagio will amend the Convert Registration Statement or file with the SEC a new registration statement to cover at least the Required Registration Amount (as defined in the Convert Registration Rights Agreement) as of the trading day immediately preceding the date of the filing of such amendment or new registration statement, as soon as practicable, but in any event not later than 15 days after the necessity therefor arises.

If New Adagio fails to file the Convert Registration Statement when required, fails to obtain effectiveness by SEC when required or fails to maintain the effectiveness of the Convert Registration Statement pursuant to the terms of Section 2(e) of the Convert Registration Rights Agreement, then as partial relief for the damages to any holder by reason of any such delay in or reduction of, its ability to sell the underlying shares of New Adagio Common Stock, New Adagio will be required to pay each holder of Registrable Securities relating to such Convert Registration Statement an amount equal to one percent of such Convert Investor’s original principal amount according to the timelines laid out in Section 2(e) of the Convert Registration Rights Agreement.

The foregoing descriptions of the Convert Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, the form of which is attached hereto as Exhibit 10.11 and is incorporated herein by reference.

Indemnification Agreements

On July 31, 2024, in connection with the consummation of the Business Combination, New Adagio entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors and executive officers. Each Indemnification Agreement provides for indemnification and advancements by New Adagio of certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New Adagio’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New Adagio’s request.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.8 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported, on July 26, 2024, ARYA held its annual general meeting (the “General Meeting”) at which the ARYA shareholders considered and adopted, among other matters, the Business Combination Agreement. On July 31, 2024, the parties to the Business Combination Agreement consummated the Transactions.

Prior to the General Meeting, holders of 2,707,555 shares of ARYA’s Class A ordinary shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $11.56 per share, for an aggregate redemption amount of approximately $31,312,102.

At the Closing, (i) an aggregate of 2,364,482 shares of New Adagio Common Stock were issued in exchange for the shares of Adagio Common Stock outstanding as of immediately prior to the Adagio Merger Effective Time, (ii) an aggregate of 34,680 shares of New Adagio Common Stock were issued in exchange for the cancellation of the Pre-Funded Warrants for Series E Preferred Shares of Adagio, (iii) an aggregate of 1,091,461 shares of New Adagio Common Stock were issued in exchange for the Class A ordinary shares outstanding as of immediately prior to the ARYA Merger Effective Time (including the Class A ordinary shares held by the Other PIPE Investors that were subject to non-redemption agreements), (iv) an aggregate of 1,590,000 shares of New Adagio Common Stock were issued in exchange for the Class B ordinary shares outstanding as of immediately prior to the ARYA Merger Effective Time, (v) an aggregate of 7,951,913 shares of New Adagio Common Stock were issued to the PIPE Investors in connection with the PIPE Financing, (vi) an aggregate of 355,100 shares of New Adagio Common Stock were issued in exchange for Class A ordinary shares issued to the Sponsor upon the conversion of the convertible promissory notes issued by ARYA to the Sponsor, (vii) an aggregate of 7,528,727 Base Warrants were issued to the PIPE Investors in connection with the PIPE Financing, (viii) an aggregate of 670,000 Pre-Funded Warrants were issued to the PIPE Investors in connection with the PIPE Financing, and (ix) the New Adagio Convertible Notes and 1,500,000 Convert Warrants were issued to the Convert Investors in connection with the Convertible Security Financing. Moreover, at the Closing, all In-the-Money Adagio Options were cancelled and extinguished in exchange for options to purchase shares of New Adagio Common Stock. Immediately after giving effect to the Transactions, there were 13,387,636 shares of New Adagio Common Stock outstanding and 7,587 shares of New Adagio Common Stock subject to outstanding options. After the Closing Date, ARYA’s Class A ordinary shares ceased trading on the Nasdaq Stock Market LLC (the “Nasdaq”) and New Adagio Common Stock began trading on the Nasdaq.

The material terms and conditions of the Business Combination Agreement are described in the definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in ListCo’s Registration Statement on Form S-4 (File No. 333-278811), filed with the SEC on July 12, 2024, in the subsection entitled “The Business Combination Agreement” of the section titled “Proposal 1: Business Combination Proposal” beginning on page 114 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

FORM 10 INFORMATION

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K (this “Current Report”) may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Adagio’s or New Adagio’s future financial or operating performance. For example, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including post-Business Combination fully diluted equity value, the anticipated enterprise value of New Adagio, expected ownership in New Adagio, projections of market opportunity and market share, the capability of Adagio’s or New Adagio’s business plans including its plans to expand, the sources and uses of cash from the Business Combination, any benefits of Adagio’s partnerships, strategies or plans as they relate to the Business Combination, anticipated benefits of the Business Combination and expectations related to the terms and timing of the Business Combination, Adagio’s expected pro forma cash, Adagio’s or New Adagio’s expected cash runway through 2025 or statements related to Adagio’s or New Adagio’s funding gap, funded business plan or use of proceeds, or other metrics or statements derived therefrom, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of Adagio or New Adagio and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Adagio and its management and New Adagio and its management, as the case may be, are inherently uncertain. Each of Adagio and New Adagio cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. There are risks and uncertainties described in the Proxy Statement/Prospectus relating to the Business Combination, which has been filed by ListCo with the SEC, and described in other documents filed by ARYA or New Adagio from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New Adagio cannot assure you that the forward-looking statements in this Current Report will prove to be accurate.

In addition, new risks and uncertainties may emerge from time to time, and it may not be possible to identify and accurately predict the potential impacts of any such risks and uncertainties that may arise in the future. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the outcome of any potential litigation, government or regulatory proceedings that may be instituted against Adagio, New Adagio or others; (2) the ability to meet stock exchange listing standards following the consummation of the Business Combination; (3) the risk that the Business Combination disrupts current plans and operations of Adagio or New Adagio as a result of the announcement and consummation of the Business Combination; (4) Adagio’s ability to remain compliant with the covenants of its existing debt, including any convertible or bridge financing notes; (5) New Adagio’s ability to remain compliant with the covenants of, and other obligations under, the senior secured convertible notes that were issued in connection with the closing of the Business Combination; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New Adagio to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the Business Combination; (8) risks associated with changes in applicable laws or regulations and Adagio’s or New Adagio’s international operations and operations in a regulated industry; (9) the possibility that Adagio or New Adagio may be adversely affected by other economic, business, and/or competitive factors; (10) Adagio’s or New Adagio’s use of proceeds, post-Business Combination fully diluted equity value or fully diluted enterprise value, expected pro forma cash, expected cash runway or funding gap, estimates of expenses and profitability; and (11) the other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in other documents to be filed with the SEC by New Adagio. There may be additional risks that Adagio or New Adagio does not presently know or that Adagio or New Adagio currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Actual events and circumstances are difficult or impossible to predict and may materially differ from assumptions. Many actual events and circumstances are beyond the control of Adagio and New Adagio.

Nothing in this Current Report should be regarded as a representation or warranty by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved, in any specified time frame, or at all. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made in this Current Report. Subsequent events and developments may cause those views to change. Neither Adagio nor New Adagio undertakes any duty to update these forward-looking statements.

Business

Adagio is a medical device company developing and placing on the EU market innovative ablation technologies for the treatment of cardiac arrhythmias, including atrial fibrillation (“AF”), atrial flutter (“AFL”), and ventricular tachycardia (“VT”). Adagio’s unique technology portfolio consists of Ultra-Low Temperature Cryoablation (“ULTC”) by itself, and in combination with Pulsed Field Ablation (Pulsed Field Cryoablation or “PFCA”), both developed with the vision that ability to consistently create durable, contiguous, and transmural myocardial lesions is essential for improving the effectiveness and outcomes of cardiac ablations in both atria and ventricles, and a key to unlocking sizeable market opportunities within the fast-growing segment of advanced electrophysiology (“EP”) ablation catheters. In contrast to the common practice of reutilizing once-established catheter design and energy source for multiple anatomic and physiologic targets, Adagio purpose builds its product portfolio to maximize effectiveness, enabled by the strength and flexibility provided by the foundational physical principles of our technology. Adagio has established a robust cadence of the clinical trials designed to evaluate its technology and gain regulatory approvals across the entirety of the product portfolio, with the preliminary data suggestive of outcomes, such as the combination of safety, acute and chronic effectiveness, favorable to the current standard of care, i.e. ablations performed using radiofrequency (“RF”), cryoballoon (“CRYO”) and emerging pulsed field ablation (“PFA”) catheters and energy sources, as applicable based on the arrhythmia type. Although direct comparisons in head-to-head randomized trials have not been performed, such favorable outcomes in PsAF patients in the first-in-human CRYOSURE-2 trial include 85% freedom from AF in patients after a single ULTC procedure (versus 51%-65% reported for other catheter technologies) and 98.5% of subjects in the device cryomapping cohort did not experience device-related complications. In VT patients in the first-in-human CRYOCURE-VT trial, such favorable outcomes include a 0% rate of major adverse events (versus 11.5% significant complications, including deaths, reported for VT ablation procedures using other catheter technologies), 94% acute procedural success, 60% freedom from sustained VT and 81% freedom from implantable cardioverter defibrillator shock at six months. Adagio’s iCLAS™ ULTC System and VT ULTC System (inclusive of vCLAS™ catheter) have obtained regulatory approvals in the EU for commercialization, and the approval for the PFCA System (inclusive of Cryopulse™ catheter) will be sought after completion of the PARALELL trial. In the U.S., both iCLAS and VT ULTC systems remain subject to receipt of regulatory approvals upon completion of the ongoing or planned pivotal clinical trials, while the pathway to regulatory approval of PFCA system remains under consideration. For more detailed information, see “Business of Adagio and Certain Information About Adagio—Business Summary—Adagio Product Portfolio” in the Proxy Statement/Prospectus.

Adagio has incurred net losses in each quarterly and annual period since inception and has not yet generated any meaningful revenue. Adagio expects to incur increasing costs as it continues to devote substantially all of its resources towards the development and anticipated further commercialization of its products, including iCLAS, vCLAS and Cryopulse. Adagio incurred net losses of $38.1 million and $23.7 million in 2023 and 2022, respectively. As of December 31, 2023, it had an accumulated deficit of $135.2 million. Please see the section entitled “Risk Factors–Risks Related to Adagio’s Business” in the Proxy Statement/Prospectus for a discussion of the risks and challenges that Adagio faces in operating its business and implementing its strategy.

As explained in the section titled “Adagio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” and “—Liquidity and Capital Resources” in the Proxy Statement/Prospectus, Adagio’s management does not believe its current cash and cash equivalents are sufficient to fund operations for at least the next 12 months from the issuance date of the financial statements, which Adagio’s management believes raises substantial doubt about Adagio’s ability to continue as a going concern.

Adagio’s business is further described in the Proxy Statement/Prospectus in the section titled “Business of Adagio and Certain Information About Adagio” beginning on page 237 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

New Adagio was formed as a wholly owned subsidiary of ARYA solely for the purpose of effecting the Business Combination and serves as the publicly traded parent company following the Closing. New Adagio was incorporated as a Delaware corporation on December 19, 2023. New Adagio owns no material assets other than the 100% issued and outstanding shares of stock of both Adagio and ARYA, and does not operate any business.

Risk Factors

The risk factors related to Adagio’s and New Adagio’s business and operations and the Transactions are set forth in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 36 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Audited Consolidated Financial Statements of Adagio

The audited consolidated financial statements of Adagio as of December 31, 2023 and 2022 and for the fiscal years ended December 31, 2023 and 2022, and the related notes, are included in the Proxy Statement/Prospectus, which is incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of New Adagio for the three months ended March 31, 2024 and for the year ended December 31, 2023 are included in the Proxy Statement/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 183 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K (the “Form 8-K”) filed by Adagio Medical Holdings, Inc. with the Securities and Exchange Commission (the “SEC”) on August 6, 2024 and, if not defined in the Form 8-K, the Proxy Statement.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of ListCo, ARYA and Adagio adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024, assumes that the Business Combination occurred on March 31, 2024. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2024 and for the year ended December 31, 2023, give pro forma effect to the Business Combination as if it had been completed on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the historical unaudited financial statements of ListCo as of and for the three months ended March 31, 2024, and the historical audited financial statements of ListCo as of December 31, 2023 and for the period from December 19, 2023 (inception) to December 31, 2023 and the related notes, as filed in ListCo’s proxy statement/prospectus on July 11, 2024;

•
the historical unaudited consolidated condensed financial statements of ARYA as of and for the three months ended March 31, 2024, and the historical audited financial statements of ARYA as of and for the year ended December 31, 2023 and the related notes, as filed in ListCo’s proxy statement/prospectus on July 11, 2024;

•
the historical unaudited condensed consolidated financial statements of Adagio as of and for the three months ended March 31, 2024, and the historical audited consolidated financial statements of Adagio as of and for the year ended December 31, 2023, and the related notes; and

•
other information relating to ListCo, ARYA and Adagio, including the Business Combination Agreement and the description of certain terms thereof set forth under ‘‘Proposal 1: Business Combination Proposal,’’ as well as the disclosures contained in the sections titled ‘‘ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Adagio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ as filed in ListCo’s proxy statement/prospectus on July 11, 2024.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Adagio’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Adagio. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2024
(Dollars in Thousands)

	Aja HoldCo, Inc. (Historical)(1)	ARYA Sciences Acquisition Corp IV (Historical)(1)	Adagio Medical, Inc. (Historical)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined(1)
ASSETS
Current Assets
Cash	$-	$88	$4,083	$5,423	B	$40,331
	-	-	-	385	C	-
	-	-	-	406	D	-
	-	-	-	(8,050)	E	-
	-	-	-	(7,939)	F	-
	-	-	-	27,876	G	-
	-	-	-	6,500	H	-
	-	-	-	(1,441)	I	-
	-	-	-	13,000	J	-
Accounts receivable, net	-	-	-	-		-
Inventories, net	-	-	3,515	-		3,515
Prepaid expenses	-	53	159	-		212
Other current assets	-	-	159	-		159
Total Current assets	-	141	7,916	36,160		44,217
Property and equipment, net	-	-	1,300	-		1,300
Right-of-use asset, net	-	-	87	-		87
Intangible assets, net	-	-	-	26,200	K	26,200
Goodwill	-	-	-	36,521	L	36,521
Cash and investments held in Trust Account	-	37,120	-	(31,312)	A	-
				(5,423)	B
	-	-	-	(385)	C	-
Other assets	-	-	20	-		20
Total assets	$-	$37,261	$9,323	$61,761		$108,345
LIABILITIES
Current liabilities
Accounts payables	-	158	4,715	(554)	E	1,998
	-	-	-	(3,784)	F	-
	-	-	-	1,463	M	-
Accrued expenses	5	8,603	3,722	(7,496)	E	8,365
	-	-	-	3,536	M	-
Operating lease liabilities, current	-	-	44	-		44
Convertible notes payable, current	-	-	46,313	(7,377)	J	-
	-	-	-	(24,615)	N	-
	-	-	-	(14,321)	O	-
Warrant liabilities	-	-	158	4,442	G	7,438
	-	-	-	2,996	J	-
	-	-	-	(158)	P	-

(1)
The historical consolidated financial statements of ARYA Sciences Acquisition Corp IV includes the historical results of Aja HoldCo, Inc., as prior to the Closing, Aja HoldCo, Inc. is a wholly owned subsidiary of ARYA Sciences Acquisition Corp IV. Accordingly, the pro forma combined results do not include the values presented in the column of the historical financial statement of Aja HoldCo, Inc.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2024
(Dollars in Thousands)

	Aja HoldCo, Inc. (Historical)(1)	ARYA Sciences Acquisition Corp IV (Historical)(1)	Adagio Medical, Inc. (Historical)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined(1)
Term loan, current	-	-	1,414	(1,414)	I	-
Accrued transaction costs	-	-	643	(4,155)	F	-
	-	-	-	3,512	M	-
Other accrued liabilities	-	-	2,278	(12)	I	72
	-	-	-	(1,094)	N	-
	-	-	-	(1,100)	O	-
Due to related party	-	240	-	-		240
Convertible promissory note – related party	-	3,145	-	406	D	-
	-	-	-	(3,551)	Q	-
Total Current liabilities	5	12,146	59,287	(53,276)		18,157
Operating lease liabilities, long-term	-	-	43	-		43
Deferred underwriting commissions	-	2,616	-	-		2,616
Deferred tax liabilities, net	-	-	-	2,800	R	2,800
Convertible notes payables, long-term	-	-	-	17,004	J	17,004
Other long-term liabilities	-	-	7	-		7
Total liabilities	$5	$14,762	$59,337	$(33,472)		$40,627
Commitments and Contingencies	-	-	-	-		-
Class A ordinary shares subject to possible redemption	-	37,020	-	(31,312)	A	-
				(5,423)	B
	-	-	-	(285)	S	-
Convertible preferred stock, $0.001 par value	-	-	91,469	(91,469)	T	-
Shareholder's (deficit) equity	-	-	-	-		-
New Adagio common stock, $ 0.0001 par value	-	-	-	1	U	1
ARYA Class A ordinary shares, $0.0001 par value	-	-	-	-	V	-
ARYA Class B ordinary shares, $0.0001 par value	-	-	-	-	V	-
Adagio Common stock, $0.001 par value	-	-	1	(1)	W	-
Additional paid-in capital	1,420	518	1,719	83,098	X	85,335
Accumulated other comprehensive income	-	-	20	(20)	W	-
Accumulated deficit	(1,425)	(15,039)	(143,223)	(8,511)	M	(17,618)
	-	-	-	147,735	W	-
	-	-	-	1,420	Y	-
Total Shareholder's (deficit) equity	$(5)	$(14,521)	$(141,483)	$223,722		$67,718
Total Liabilities and Shareholders’ Deficit	$-	$37,261	$9,323	$61,761		$108,345

(1)
The historical consolidated financial statements of ARYA Sciences Acquisition Corp IV includes the historical results of Aja HoldCo, Inc., as prior to the Closing, Aja HoldCo, Inc. is a wholly owned subsidiary of ARYA Sciences Acquisition Corp IV. Accordingly, the pro forma combined results do not include the values presented in the column of the historical financial statement of Aja HoldCo, Inc.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Three Months ended March 31, 2024
(Dollars in Thousands, except per share data)

	Aja HoldCo, Inc. (Historical)(1)	ARYA Sciences Acquisition Corp IV (Historical)(1)	Adagio Medical, Inc. (Historical)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined(1)
Revenue	$-	$-	$26	$-		$26
Cost of revenue and operating expenses
Cost of revenue	-	-	542	-		542
Research and development	-	-	3,469	-		3,469
General and administrative expenses	-	612	4,830	205	BB	5,647
Total cost of revenue and operating expenses	-	612	8,841	205		9,658
Loss from Operations	-	(612)	(8,815)	(205)		(9,632)
Other Income (Expense)
Convertible notes fair value adjustment	-	-	1,673	(1,673)	CC	-
Warrant liabilities fair value adjustment	-	-	(80)	80	DD	-
Interest expense	-	-	(754)	638	CC	(649)
	-	-	-	45	EE	-
	-	-	-	(578)	FF	-
Gain on extinguishment of accrued legal expenses	-	1,275	-	-		1,275
Open Market Subscription Agreement expense	(1,420)	(1,420)	-	1,420	GG	-
Interest earned on cash and investments held in Trust Account	-	512	-	(512)	HH	-
Interest income	-	-	1	-		1
Other (expense) income, net	-	-	(43)	-		(43)
Total Other Income (Expense)	(1,420)	367	797	(580)		584
Net income (loss)	$(1,420)	$(245)	$(8,018)	$(785)		$(9,048)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	-	4,046,532	-	-		-
Basic and diluted net loss per share, Class A ordinary share	-	$(0.03)	-	-		-
Basic and diluted weighted average shares outstanding of Class B ordinary shares	-	3,737,500	-	-		-
Basic and diluted net loss per share, Class B ordinary share	-	$(0.03)	-	-		-
Basic and diluted weighted average shares outstanding	1	-	779,908	-		13,387,636
Basic and diluted net loss per common share	$(1,420,405)	-	$(10.28)	-		$(0.68)

(1)
The historical consolidated financial statements of ARYA Sciences Acquisition Corp IV includes the historical results of Aja HoldCo, Inc., as prior to the Closing, Aja HoldCo, Inc. is a wholly owned subsidiary of ARYA Sciences Acquisition Corp IV. Accordingly, the pro forma combined results do not include the values presented in the column of the historical financial statement of Aja HoldCo, Inc.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Year ended December 31, 2023
(Dollars in Thousands, except per share data)

	Aja HoldCo, Inc. (Historical)(1)	ARYA Sciences Acquisition Corp IV (Historical)(1)	Adagio Medical, Inc. (Historical)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined(1)
Revenue	$-	$-	$300	$-		$300
Cost of revenue and operating expenses
Cost of revenue	-	-	1,306	-		1,306
Research and development	-	-	15,399	-		15,399
General and administrative expenses	5	4,752	11,537	3,999	AA	21,108
	-	-	-	820	BB	-
Total cost of revenue and operating expenses	5	4,752	28,242	4,819		37,813
Loss from Operations	(5)	(4,752)	(27,942)	(4,819)		(37,513)
Other Income (Expense)
Convertible notes fair value adjustment	-	-	(8,486)	8,486	CC	-
Warrant liabilities fair value adjustment	-	-	(42)	42	DD	-
Interest expense	-	-	(1,659)	1,419	CC	(2,600)
	-	-	-	240	EE	-
	-	-	-	(2,600)	FF	-
Interest earned on cash and investments held in Trust Account	-	2,619	-	(2,619)	HH	-
Interest income	-	-	3	-		3
Other (expense) income, net	-	-	(20)	-		(20)
Total Other Income (Expense)	-	2,619	(10,204)	4,968		(2,617)
Net income (loss)	$(5)	$(2,133)	$(38,146)	$149		$(40,130)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	-	6,071,500	-	-		-
Basic and diluted net loss per share, Class A ordinary share	-	$(0.22)	-	-		-
Basic and diluted weighted average shares outstanding of Class B ordinary shares	-	3,737,500	-	-		-
Basic and diluted net loss per share, Class B ordinary share	-	$(0.22)	-	-		-
Basic and diluted weighted average shares outstanding	1	-	759,814	-		13,387,636
Basic and diluted net loss per common share	$(5,000)	-	$(50.20)	-		$(3.00)

(1)
The historical consolidated financial statements of ARYA Sciences Acquisition Corp IV includes the historical results of Aja HoldCo, Inc., as prior to the Closing, Aja HoldCo, Inc. is a wholly owned subsidiary of ARYA Sciences Acquisition Corp IV. Accordingly, the pro forma combined results do not include the values presented in the column of the historical financial statement of Aja HoldCo, Inc.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of the Transaction

On July 31, 2024 (the “Closing Date”), ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), Aja Holdco, Inc., a Delaware corporation and wholly-owned subsidiary of ARYA (“ListCo”), Aja Merger Sub 1, a Cayman Islands exempted company and wholly-owned subsidiary of ListCo (“ARYA Merger Sub”), Aja Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of ListCo (“Company Merger Sub”), and Adagio Medical, Inc., a Delaware corporation (“Adagio”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated February 13, 2024, by and among the foregoing parties, as amended by the Consent and Amendment No. 1 to Business Combination Agreement, dated as of June 25, 2024, by and between ARYA and Adagio (the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, on the Closing Date, (i) ARYA Merger Sub merged with and into ARYA (the “ARYA Merger”) and Company Merger Sub merged with and into Adagio (the “Adagio Merger” and, together with the ARYA Merger, the “Mergers”), with ARYA and Adagio surviving the Mergers and, after giving effect to such Mergers, each of ARYA and Adagio becoming a wholly owned subsidiary of ListCo (the time that the ARYA Merger becomes effective being referred to as the “ARYA Merger Effective Time,” the time that the Adagio Merger becomes effective being referred to as the “Adagio Merger Effective Time,” the time after which both Mergers become effective being referred to as the “Closing,” and the date on which the Closing occurs being referred to as the “Closing Date”), (ii) ListCo filed with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of ListCo, and the board of directors of ListCo approved and adopt amended and restated bylaws of ListCo, and (iii) ListCo changed its name to “Adagio Medical Holdings, Inc.” (ListCo following the Closing, “New Adagio”).

On July 26, 2024, ARYA held its annual general meeting (the “General Meeting”) at which the ARYA shareholders considered and adopted, among other matters, the Business Combination Agreement. On July 31, 2024, the parties to the Business Combination Agreement consummated the Transactions.

Prior to the General Meeting, holders of 2,707,555 shares of ARYA’s Class A ordinary shares exercised their right to redeem such shares for cash at a price of approximately $11.56 per share for aggregate payments of approximately $31.3 million.

In conversion of the ARYA’s equity outstanding prior to the Closing:

(A) each issued and outstanding Class A ordinary share of ARYA, par value $0.0001 per share, are automatically cancelled, extinguished and converted into the right to receive one share of common stock, par value $0.0001 per share, of New Adagio (the “New Adagio Common Stock”); and

(B) each issued and outstanding Class B ordinary share of ARYA, par value $0.0001 per share, are automatically cancelled, extinguished and converted into the right to receive one share of New Adagio Common Stock, other than (i) 1,000,000 Class B ordinary shares that are forfeited by the Sponsor, and issued to the PIPE Investors, including the Perceptive PIPE Investor; (ii) 1,147,500 shares of New Adagio Common Stock issuable to the Sponsor are subject to share trigger price vesting and will vest if, prior to the tenth anniversary of the Closing, the post-closing share price of New Adagio equals or exceeds $24.00 per share for any 20 trading days within any 30 trading day period (the “Share Trigger Price Vesting”).

In conversion of the Adagio’s certain liabilities and equity outstanding prior to the Closing:

(A) each warrant of Adagio (other than the Pre-Funded Warrants for Series E Preferred Shares) were terminated in accordance with the terms of the applicable warrant agreement;

(B) all issued and outstanding unsecured convertible promissory notes of Adagio (excluding the Bridge Financing Notes and the 2024 Bridge Financing Notes, as defined below) (the “Adagio Convertible Notes”), including any accrued and unpaid interest thereon, are automatically and fully converted into shares of Adagio Common Stock in accordance with the terms of such Adagio Convertible Notes, and such Adagio Convertible Notes are cancelled, satisfied, extinguished, discharged and retired in connection with such conversion;

(C) each share of preferred stock, par value $0.001 per share, of Adagio (the “Adagio Preferred Stock”) that is issued and outstanding are automatically converted into shares of Adagio Common Stock, and each such share of Adagio Preferred Stock are cancelled;

(D) all issued and outstanding shares of Adagio Common Stock (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law are properly exercised and not withdrawn). Each Pre-Funded Warrants for Series E Preferred Shares that had been issued and outstanding immediately prior to the Adagio Merger Effective Time are automatically cancelled and extinguished and converted into the right to receive shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement;

(E) each issued, outstanding and unexercised option to purchase Adagio Common Stock (“Adagio Option”) had been vested prior to the Closing with an aggregate value that exceeds the aggregate exercise price of such Adagio Option (each an “In-the-Money Adagio Option”) are cancelled and extinguished in exchange for options to purchase shares of New Adagio Common Stock, and each issued and outstanding Adagio equity award (other than an In-the-Money Adagio Option) are automatically cancelled and extinguished for no consideration, and each holder thereof will cease to have any rights with respect thereto;

(F) outstanding SVB Term Loan is paid off by Adagio prior to the Closing; and

(G) $7,000,000 of 2024 Bridge Financing Notes is converted into New Adagio Convertible Notes and Convert Warrants, as defined below.

In connection with the execution of the Business Combination Agreement, ListCo and ARYA entered into Subscription Agreements (as may be amended, supplemented or otherwise modified from time to time, the “Initial Subscription Agreements”), with the Perceptive PIPE Investor and certain other investors (the “Initial Other PIPE Investors”, and together with the Perceptive PIPE Investor, the “Initial PIPE Investors”). In June 2024, ListCo and ARYA entered into additional Subscription Agreements (as may be amended, supplemented or otherwise modified from time to time, the “June Subscription Agreements” and, together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain additional investors, (the “June PIPE Investors”, and together with the Initial Other PIPE Investors, the “Other PIPE Investors”, and the Other PIPE Investors, together with the Perceptive PIPE Investor, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors have committed financing valued at $64.5 million (the “PIPE Financing”). The PIPE Financing is comprised of: (i) commitments by certain investors to subscribe for and purchase Class A ordinary shares in the open market for $2,500,000 and not to redeem such shares prior to the Closing Date (valued as of the redemption deadline, at $2,558,589 based on an approximate redemption value of $11.56 per Class A ordinary share on July 25, 2024), which resulted in the issuance of 355,457 shares of New Adagio Common Stock and 299,902 Base Warrants (including the Class A ordinary shares purchased by such Other PIPE Investors and that such Other PIPE Investors agreed not to redeem and that converted into shares of New Adagio Common Stock at Closing in connection with the Business Combination); (ii) commitments by certain investors that are shareholders of ARYA not to redeem 247,700 Class A ordinary shares (valued as of the redemption deadline at $2,864,580 based on an approximate redemption value of $11.56 per Class A ordinary share on July 25, 2024), which resulted in the issuance of 405,772 shares of New Adagio Common Stock and 343,756 Base Warrants (including the Class A ordinary shares that such Other PIPE Investors agreed not to redeem and that converted into shares of New Adagio Common Stock at Closing in connection with the Business Combination); (iii) agreements to subscribe for and purchase at Closing 1,036,666 shares of New Adagio Common Stock, 1,440,000 Base Warrants and 670,000 Pre-Funded Warrants for an aggregate purchase price of $12,000,000; (iv) the contribution of $29,500,000 of Bridge Financing Notes to ListCo and interest that has been accruing and remained unpaid thereon amounting to $1,695,452, prior to Closing pursuant to the terms of the Subscription Agreement executed by the Perceptive PIPE Investor; and (v) an additional cash investment by the Perceptive PIPE Investor of approximately $15,875,568. In respect of its Subscription Agreement described in (iv) and (v) in the foregoing, the Perceptive PIPE Investor is issued 6,622,959 shares of New Adagio Common Stock and 5,445,069 Base Warrants. The shares of New Adagio Common Stock and PIPE Warrants to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ListCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing.

The following table and notes summarize the components of the $64.5 million PIPE Financing.

(in thousands)	Amounts
Contribution from Bridge Financing Notes including accrued and unpaid interest (1)	$31,195
Additional cash from Perceptive PIPE Investor (1)	15,876
Commitments by certain shareholders of ARYA (2)	12,000
Non-redemption commitments by certain Other PIPE Investors (3)	5,423
Total	$64,494

(1)
On the Closing Date, immediately prior to the Adagio Merger Effective Time and in accordance with the terms and subject to the conditions of the Business Combination Agreement, the Bridge Financing Notes and the Subscription Agreement executed by the Perceptive PIPE Investor, the Perceptive PIPE Investor contributed (i) the $15,000,000 convertible promissory notes of Adagio, which it purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of April 4, 2023 (the ‘‘April 2023 Notes’’), (ii) the $8,000,000 convertible promissory notes of Adagio (or such lower amount as is loaned under such notes at the Closing), which it purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of November 28, 2023 (the ‘‘November 2023 Notes’’), (iii) the $3,000,000 convertible promissory notes of Adagio, which is purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of May 21, 2024 (the “May 2024 Notes”), (iv) the $2,500,000 convertible promissory notes of Adagio, which is purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of June 25, 2024 (the “June 2024 Notes”) (v) the $1,000,000 convertible promissory notes of Adagio, which is purchased from Adagio pursuant to that certain Note Purchase Agreement, dated as of July 24, 2024 (the “July 2024 Notes” and, together with the April 2023 Notes, the November 2023 Notes, the May 2024 Notes and the June 2024 Notes, the ‘‘Bridge Financing Notes’’), (vi) any interest that has been accruing and remained unpaid through the Closing on the Bridge Financing Notes of $1,695,452, and (vii) an additional cash investment of $15,875,568 to ListCo in exchange for shares of New Adagio Common Stock and/or PIPE Warrants, based on the purchase price in the PIPE Financing, in each case, on the terms and subject to the conditions set forth in the applicable Bridge Financing Note and the applicable Subscription Agreement. A total of 4,372,607 shares of New Adagio Common Stock and 3,540,000 units of PIPE Warrants are issued to settle the Bridge Financing Notes and the accrued and unpaid interests (refer to Note 5(H) and note 5(N)). A total of 2,250,352 shares of New Adagio Common Stock and 1,905,069 units of PIPE Warrants are issued in connection with the Additional Financing of $15,875,568 (refer to Note 5(G)).

(2)
In accordance with the terms in the Subscription Agreement, certain Other PIPE Investors subscribed for 1,036,666 shares of New Adagio Common Stock,1,440,000 Base Warrants and 670,000 Pre-Funded Warrants for an aggregate purchase price of $12.0 million. Refer to Note 5(G).

(3)
468,941 Public Shares are subject to non-redemption agreements by certain Other PIPE Investors. Such 468,941 Public Shares includes (i) 133,500 Public Shares that were purchased in the open market at an average price of $11.23 per share and 87,741 Public Shares that were purchased at $11.40 per share in the open market, pursuant to open market purchase commitments made by certain Other PIPE Investors for a total of $2.5 million (ii) 247,700 Public Shares that were currently held by certain Other PIPE Investors prior to the Closing valued at $2.9 million. A total of 761,229 shares of New Adagio Common Stock and 643,658 units of PIPE Warrants are issued in connection with the conversion of the Public Shares subject to non-redemption agreements by certain Other PIPE Investors (refer to Note 5(B)).

Further, in connection with the execution of the Business Combination Agreement, certain investors (“Convert Investors”) executed a securities purchase agreement, dated February 13, 2024, with ListCo (such agreement and any assignment agreement thereunder in connection with any Additional Financing (as defined below), the “Convertible Security Subscription Agreement”), pursuant to which ListCo issued on the Closing Date to the Convert Investors $20,000,000 of 13% senior secured convertible notes (the “New Adagio Convertible Notes”), which will be convertible into shares of New Adagio Common Stock at a conversion price of $10.00 per share, subject to adjustment, and 1,500,000 warrants (the “Convert Warrants”), each Convert Warrant being exercisable on a cashless basis or for cash at a price of $24.00 per share, subject to adjustment (the “Base Convert Financing”). Such $20,000,000 of financing in the form of New Adagio Convertible Notes includes the conversion of the 2024 Bridge Financing Notes into New Adagio Convertible Notes and Convert Warrants at Closing, subject to Additional Financing being raised prior to Closing, as further described below. The New Adagio Convertible Notes will have a maturity of three years and nine months after the Closing and interest will be payable in cash or compound as additional principal outstanding. Concurrently with the execution of the Convertible Security Subscription Agreement, the Perceptive PIPE Investor also purchased a $7,000,000 convertible promissory note of Adagio (the “2024 Bridge Financing Note”) pursuant to a note purchase agreement, dated February 13, 2024, by and among the Perceptive PIPE Investor, Adagio and ListCo (the “2024 Bridge Financing Note Subscription Agreement”). On the Closing Date, pursuant to the terms of the 2024 Bridge Financing Note and the 2024 Bridge Financing Note Subscription Agreement, the 2024 Bridge Financing Note converted into $7,000,000 of New Adagio Convertible Notes and 525,000 Convert Warrants on the same terms as the other Convert Investors executing the Convertible Security Subscription Agreement (the conversion of the 2024 Bridge Financing Note held by the Perceptive PIPE Investor into New Adagio Convertible Notes and Convert Warrants and the purchase of New Adagio Convertible Notes and Convert Warrants by the other Convert Investors in the Base Convert Financing, the “Convertible Security Financing”). Subject to ARYA and New Adagio receiving any new financing or commitment for financing, whether in the form of equity, debt or convertible debt, before the Closing Date (any such financing, an “Additional Financing”), the Perceptive PIPE Investor may request that on the Closing Date the 2024 Bridge Financing Note is repaid with the funds raised in connection with such Additional Financing instead of such 2024 Bridge Financing Note converting into New Adagio Convertible Notes and Convert Warrants. The New Adagio Convertible Notes and the Convert Warrants issuable in connection with the Convertible Security Financing have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ListCo will grant the Convert Investors certain registration rights in connection with the Convertible Security Financing.

Further, in connection with the Business Combination, all fees and expenses incurred in connection with the Business Combination Agreement, the ancillary documents and the transactions, including the fees and disbursements of counsel, financial advisors and accountants, are paid by the party incurring such fees or expenses.

Note 2. Basis of Pro Forma Presentation

The Business Combination has been accounted for as a forward-merger in accordance with U.S. GAAP. Under this method of accounting, ListCo has been treated as the ‘‘accounting acquirer’’ and Adagio as the ‘‘accounting acquiree’’ for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been accounted for using the acquisition method of accounting. The acquisition method of accounting is based on FASB ASC 805 and uses the fair value concepts defined in ASC 820. ASC 805 requires, among other things, that assets acquired, and liabilities assumed be recognized at their fair values as of the acquisition date, with limited exceptions per ASC 805-20-30-12 through 30-23. As such, under the acquisition method of accounting, ListCo’s assets and liabilities retain their carrying amounts, and the assets and liabilities of Adagio, including any intangible assets recognized in connection with the Business Combination, are recorded at their fair values, except as otherwise required, which are measured as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired is recorded as goodwill.

ListCo has been treated as the accounting acquirer based on evaluation of the following facts and circumstances:

•
Adagio is an early-stage business and there are significant risks and uncertainties surrounding Adagio proceeding to the next stage of development and commercialization.  Therefore, upon consummation of the Business Combination, there is uncertainty whether Adagio’s equity at risk will be sufficient to finance Adagio’s activities and ongoing development without additional subordinated financial support. Therefore, Adagio is considered a Variable Interest Entity (‘‘VIE’’) and the primary beneficiary of Adagio will be treated as the accounting acquirer.

•
ListCo will be the primary beneficiary of Adagio. ListCo will hold 100% of the voting rights of Adagio and will control the Board of Directors of Adagio.  Therefore, ListCo will have the sole power to control the significant activities that will significantly impact Adagio’s economic performance.

•	ListCo’s equity interest in Adagio will result in the right to receive benefits and the obligation to absorb the losses of Adagio that could be significant to ListCo.

The unaudited pro forma condensed combined financial statements do not include the adjustment related to Sponsor Earn-Out Shares (as defined below). The Sponsor Earn-Out Shares, which is classified as equity, are subject to the Share Trigger Price Vesting. At any time during the period following the ARYA Merger and expiring on the 10th anniversary of the Closing Date, if the stock price of a share of New Adagio Common Stock equals or exceeds $24.00 per share for any 20 trading days with any 30-trading day period after the Closing Date, the Sponsor Earn-Out Shares shall automatically vest. The adjustment related to Sponsor Earn-Out Shares is not reflected, as the trigger of vesting is deemed not probable of occurring after the Closing of the Business Combination.

Additionally, the unaudited pro forma condensed combined financial statements do not include the settlement of the Jefferies Fees including $2.6 million of Jefferies Deferred Fees and $1.3 million of Jefferies Transaction Fees. The Jefferies Fees will be paid in shares of New Adagio Common Stock, as elected by ARYA, no earlier than 60 days of Closing, at a price equal to the 10-day volume weighted average price as of the date prior to issuance pursuant to the agreement with Jefferies.

(A)	The following table summarizes the pro forma ownership of shares of New Adagio Common Stock outstanding, on a non-dilutive basis following the Business Combination:

	Share Ownership and Voting Power
	Pre-Combination		Pre-Combination		Post-Combination
	ARYA		Adagio		New Adagio
	Number of	Percentage	Number of	Percentage	Number of	Percentage
	Shares	of Outstan-	Shares	of Outstan-	Shares	of Outstan-
		ding Shares		ding Shares		ding Shares
Adagio’s other shareholders (1)(6)	-	-	7,673,800	54%	1,280,020	10%
ARYA Public Shareholders (2)	2,831,075	38%	-	-	123,520	1%
Sponsor and Related Parties (3)	4,236,500	56%	-	-	2,444,100	17%
Perceptive PIPE Investor (4)(6)	-	-	3,221,874	22%	7,160,397	54%
Other PIPE Investors (5)(6)	468,941	6%	3,487,244	24%	2,379,599	18%
Pro Forma common stock on March 31, 2024	7,536,516	100%	14,382,918	100%	13,387,636	100%

(1)	Adagio’s other shareholders excludes Perceptive PIPE Investor and certain Other PIPE Investors. The shares reflect:

(i)
the conversion of 3,701,556 shares of Adagio Preferred Stock into shares of Adagio Common Stock on a one-to-one basis prior to Adagio Merger Effective Time, and then converted into 617,443 shares of New Adagio Common Stock (Note 2(A)(6)).

(ii)
the conversion of Adagio Convertible Notes into 3,191,257 shares of Adagio Common Stock prior to Adagio Merger Effective Time, then converted into 532,331 shares of New Adagio Common Stock (Note 2(A)(6)).

(iii)	the conversion of 780,987 shares of Adagio Common Stock into 130,246 shares of New Adagio Common Stock (Note 5(U)(vii)).
The conversion from Adagio Common Stock to New Adagio Common Stock is based on the exchange ratio set forth in the Business Combination Agreement.

(2)
Represents the conversion of the remaining 123,520 Public Shares into 123,520 shares of New Adagio Common Stock on a one-to-one basis (Note 5(U)(iii)), after (i) the redemption of 2,707,555 Public Shares by investors on July 26, 2024 and (ii) the conversion of 468,941 Public Shares that are subject to non-redemption agreements by certain Other PIPE Investors. Such deduction of 468,941 Public Shares includes:

(i)
133,500 Public Shares that were purchased in the open market at an average price of $11.23 per share and 87,741 Public Shares that were purchased in the open market at an average price of $11.40 per share, pursuant to open market purchase commitments made by certain Other PIPE Investors for a total of $2.5 million.

(ii)	247,700 Public Shares that were currently held by certain Other PIPE Investors prior to the Closing valued at $2.9 million.

(3)	The shares reflect:

(i)
the cancellation, extinguishment, and conversion of each issued and outstanding Class A ordinary shares into 499,000 shares of New Adagio Common Stock to the Sponsor on a one-to-one basis (Note 5(U)(ii)).

(ii)
the cancellation, extinguishment, and conversion of each issued and outstanding Class B ordinary shares into 1,590,000 shares of New Adagio Common Stock on a one-to-one basis, other than (a) the forfeiture of 1,000,000 shares of Class B ordinary shares, and (b) 1,147,500 shares of New Adagio Common Stock issuable to the Sponsor, which is subject to Share Trigger Price Vesting as defined above (Note 5(U)(ii)).

(iii)
the conversion of ARYA’s related party convertible promissory notes into 355,100 shares of ARYA Class A ordinary shares at a conversion price of $10.00 per Class A ordinary share; then converted into 355,100 shares of New Adagio Common Stock on a one-to-one basis (Note 5(U)(v))

(4)	Perceptive PIPE Investor is one of Adagio’s shareholders prior to the Closing. The shares reflect:

(i)
the conversion of 486,510 shares of Adagio Preferred Stock invested by Perceptive PIPE Investor, into 81,154 shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement (Note 2(A)(6)).

(ii)
the conversion of $3.0 million Adagio Convertible Notes invested by Perceptive PIPE Investor along with the accrued interest, into 2,735,364 shares of Adagio Common Stock, and then converted into 456,284 shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement (Note 2(A)(6)).

(iii)
6,622,959 shares of New Adagio Common Stock issued to Perceptive PIPE Investor under the PIPE Subscription Agreement, dated February 13, 2024, in connection with (a) the conversion of the outstanding principal of $29.5 million and $1.7 million accrued interest of Bridge Financing Notes invested by Perceptive PIPE Investor into 4,372,607 shares of New Adagio Common Stock, including 663,062 shares resulted from the allocation of sponsor promote allocation shares and (b) an additional cash investment by the Perceptive PIPE Investor of $15,875,568 which is converted to receive 2,250,352 shares of New Adagio Common Stock, including 345,282 shares resulted from the allocation of sponsor promote allocation shares (Note 2(A)(7)).

(5)	Certain Other PIPE Investors are Adagio’s shareholder prior to the Closing. The shares reflect:

(i)
the conversion of 751,880 shares of Adagio Preferred Stock invested by certain Other PIPE Investor, into 125,420 shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement (Note 2(A)(6)). Such conversion includes 207,902 shares of Series E Preferred Stock held by a certain Other PIPE Investor subject to an exchange agreement specified in Note 5(T).

(ii)
the conversion of $3.0 million Adagio Convertible Notes invested by certain Other PIPE Investor along with the accrued interest, into 2,735,364 shares of Adagio Common Stock, and then converted into 456,284 shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement (Note 2(A)(6)).

(iii)
761,229 shares of New Adagio Common Stock issued to certain Other PIPE Investors in connection with the (i) commitments by certain investors to subscribe for and purchase Public Shares in the open market for $2.5 million and not to redeem such 221,241 Public Shares prior to the Closing Date which resulted in the issuance of 355,457 shares of New Adagio Common Stock; (ii) commitments of $2.9 million by certain investors that are shareholders of ARYA not to redeem 247,700 Public Shares which resulted in the issuance of 405,772 shares of New Adagio Common Stock (Note 2(A)(7)).

(iv)	1,036,666 shares of New Adagio Common Stock issued to certain Other PIPE Investors in connection with the PIPE Subscription Agreement for an aggregate purchase price of $12.0 million (Note 2(A)(7)).

(6)
The following table summarizes the conversion of Adagio Preferred Stock. Adagio Preferred Stock are converted into shares of Adagio Common Stock on a one-to-one basis prior to Adagio Merger Effective Time, and then converted into New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement (Note 5(U)(iv)).

	Pre-Business Combination	Post-Business Combination
	Number of Shares	Number of Shares
Adagio’s other shareholders (Note 2(A)(1)(i))	3,701,556	617,443
Perceptive PIPE Investor (Note 2(A)(4)(i))	486,510	81,154
Certain Other PIPE Investors (Note 2(A)(5)(i))	751,880	125,420
Total (Note 5(U)(iv))	4,939,946	824,017

The following table summarizes the conversion of Adagio Convertible Notes. Adagio Convertible Notes are converted into Adagio Common Stock prior to Adagio Merger Effective Time, then converted into New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement (Note 5(U)(vi)).

	Pre-Business Combination	Post-Business Combination
	Number of Shares	Number of Shares
Adagio’s other shareholders (Note 2(A)(1)( ii))	3,191,257	532,331
Perceptive PIPE Investor (Note 2(A)(4)(ii))	2,735,364	456,284
Certain Other PIPE Investors (Note 2(A)(5)(ii))	2,735,364	456,284
Total (Note 5(U)(vi))	8,661,985	1,444,899

(7)	The following table summarizes the issuance of PIPE Financing and its various components (Note 5(U)(i)):

(in thousands, except share data)	Amount	PIPE Shares
Conversion of Bridge Financing Notes (Note 2(A)(4)(iii)(a))	$31,195	4,372,607
Additional Cash from Perceptive PIPE Investor (Note 2(A)(4)(iii)(b))	15,876	2,250,352
Commitments by certain shareholders of ARYA (Note 2(A)(5)(iv))	12,000	1,036,666
Non-redemption commitments by certain Other PIPE Investors (I) (Note 2(A)(5)(iii))	5,423	761,229
Total	$64,494	8,420,854

(I)
Includes 468,941 Public Shares held by certain Other PIPE Investors converted into 468,941 shares of New Adagio Common Stock on a one-to-one basis pursuant to the Subscription Agreements with certain Other PIPE Investors.

(B)	The following table summarizes the pro forma ownership of shares of New Adagio Common Stock outstanding, on a fully diluted basis following the Business Combination:

	Share Ownership and Voting Power
	Pre-Combination		Pre-Combination		Post-Combination
	ARYA		Adagio		New Adagio
	Number of	Percentage	Number of	Percentage	Number of	Percentage
	Shares	of Outstan-	Shares	of Outstan-	Shares	of Outstan-
		ding Shares		ding Shares		ding Shares
Adagio’s other shareholders (1)	-	-	7,673,800	54%	1,287,607	4%
ARYA Public Shareholders (2)	2,831,075	38%	-	-	123,520	0%
Sponsor and Related Parties (3)	4,236,500	56%	-	-	3,591,600	10%
Perceptive PIPE Investor (4)	-	-	3,221,874	22%	13,830,466	40%
Other PIPE Investors (5)	468,941	6%	3,487,244	24%	6,008,257	17%
Convert Investors, excluding Perceptive PIPE Investor (6)	-	-	-	-	1,400,000	5%
Additional Dilution Sources
2024 Equity Incentive Plan (7)	-	-	-	-	4,472,593	13%
2024 Key Employee Plan (8)	-	-	-	-	3,354,445	10%
ESPP (9)	-	-	-	-	441,293	1%
Pro Forma common stock on March 31, 2024	7,536,516	100%	14,382,918	100%	34,509,781	100%

(1)	Adagio’s other shareholders excludes Perceptive PIPE Investor and certain Other PIPE Investors. The shares reflect:

(i)
the conversion of 3,701,556 shares of Adagio Preferred Stock into shares of Adagio Common Stock on a one-to-one basis prior to Adagio Merger Effective Time, and then converted into 617,443 shares of New Adagio Common Stock.

(ii)	the conversion of Adagio Convertible Notes into 3,191,257 shares of Adagio Common Stock prior to Adagio Merger Effective Time, then converted into 532,331 shares of New Adagio Common Stock.

(iii)	the conversion of 780,987 shares of Adagio Common Stock into 130,246 shares of New Adagio Common Stock.
(iv)
the cancellation, extinguishment, and conversion of 45,544 in-the-money Adagio options into 7,587 in-the-money New Adagio stock options, which is then exercised to receive 7,587 shares of New Adagio Common Stock on a one-to-one basis.

The conversion from Adagio Common Stock to New Adagio Common Stock is based on the exchange ratio set forth in the Business Combination Agreement.

(2)
Represents the conversion of the remaining 123,520 Public Shares into 123,520 shares of New Adagio Common Stock on a one-to-one basis (Note 5(U)(iii)), after (i) the redemption of 2,707,555 Public Shares by investors on July 26, 2024 and (ii) the conversion of 468,941 Public Shares that are subject to non-redemption agreements by certain Other PIPE Investors. Such deduction of 468,941 Public Shares includes:

(i)
133,500 Public Shares that were purchased in the open market at an average price of $11.23 per share and 87,741 Public Shares that were purchased in the open market at an average price of $11.40 per share, pursuant to open market purchase commitments made by certain Other PIPE Investors for a total of $2.5 million.

(ii)	247,700 Public Shares that were currently held by certain Other PIPE Investors prior to the Closing valued at $2.9 million.

(3)	The shares reflect:

(i)	the cancellation, extinguishment, and conversion of each issued and outstanding Class A ordinary shares into 499,000 shares of New Adagio Common Stock to the Sponsor on a one-to-one basis.

(ii)
the cancellation, extinguishment, and conversion of each issued and outstanding Class B ordinary shares into New Adagio Common Stock on a one-to-one basis, other than the forfeiture of 1,000,000 shares of Class B ordinary shares. A total of 2,737,500 shares of Class B ordinary shares issued to the Sponsor and ARYA’s independent directors is converted into New Adagio Common Stock on a one-to-one basis, including 1,147,500 shares of New Adagio Common Stock issued to the Sponsor, which is subject to Share Trigger Price Vesting as defined above.

(iii)
the conversion of ARYA’s related party convertible promissory notes into 355,100 shares of ARYA Class A ordinary shares at a conversion price of $10.00 per Class A ordinary share; then converted into 355,100 shares of New Adagio Common Stock on a one-to-one basis.

(4)	Perceptive PIPE Investor is one of Adagio’s shareholders prior to the Closing. The shares reflect:

(i)
the conversion of 486,510 shares of Adagio Preferred Stock invested by Perceptive PIPE Investor, into 81,154 shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement.

(ii)
the conversion of $3.0 million Adagio Convertible Notes invested by Perceptive PIPE Investor along with the accrued interest, into 2,735,364 shares of Adagio Common Stock, and then converted into 456,284 shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement.

(iii)
6,622,959 shares of New Adagio Common Stock issued to Perceptive PIPE Investor, in connection with (a) the conversion of the outstanding principal of $29.5 million and $1.7 million accrued interest of Bridge Financing Notes invested by Perceptive PIPE Investor into 4,372,607 shares of New Adagio Common Stock, including 663,062 shares resulted from the allocation of sponsor promote allocation shares and (b) an additional cash investment by the Perceptive PIPE Investor of $15,875,568 which is converted to receive 2,250,352 shares of New Adagio Common Stock, including 345,282 shares resulted from the allocation of sponsor promote allocation shares.

(iv)
the exercise and conversion of a total of 5,445,069 PIPE Warrants held by Perceptive PIPE Investor into New Adagio Common Stock on a one-to-one basis, including (a) 3,540,000 PIPE Warrants issued in connection of the conversion of the outstanding principal of $29.5 million of the Bridge Financing Notes, and (b) 1,905,069 PIPE Warrants in connection of the additional cash investment by the Perceptive PIPE Investor of $15,875,568.

(v)	the conversion of $7.0 million New Adagio Convertible Notes invested by Perceptive PIPE Investor at a conversion price of $10.00 per share into 700,000 shares of New Adagio Common Stock.

(vi)	the exercise and conversion of 525,000 Convert Warrants held by Perceptive PIPE Investor into New Adagio Common Stock on a one-to-one basis.

(5)	Certain Other PIPE Investors are Adagio’s shareholder prior to the Closing. The shares reflect:

(i)
the conversion of 751,880 shares of Adagio Preferred Stock invested by certain Other PIPE Investor, into 125,420 shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement. Such conversion includes 207,902 shares of Series E Preferred Stock held by a certain Other PIPE Investor subject to an exchange agreement specified in Note 5(T).

(ii)
the conversion of $3.0 million Adagio Convertible Notes invested by certain Other PIPE Investor along with the accrued interest, into 2,735,364 shares of Adagio Common Stock, and then converted into 456,284 shares of New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement.

(iii)
The conversion of the commitments by certain investors to subscribe for and purchase Public Shares in the open market for $2.5 million and not to redeem such 221,241 Public Shares prior to the Closing Date The conversion resulted in the issuance of 355,457 shares of New Adagio Common Stock, and 299,902 Base Warrants which is exercised to receive New Adagio Common Stock on a one-to-one basis.

(iv)
The conversion of the commitments of $2.9 million by certain investors that are shareholders of ARYA not to redeem 247,700 Public Shares. The conversion resulted in the issuance of 405,772 shares of New Adagio Common Stock and 343,756 Base Warrants which is exercised to receive New Adagio Common Stock on a one-to-one basis.

(v)
1,036,666 shares of New Adagio Common Stock, 1,440,000 Base Warrants and 670,000 Pre-Funded Warrants issued to certain Other PIPE Investors in connection with the PIPE Subscription Agreement for an aggregate purchase price of $12.0 million. The 1,440,000 Base Warrants and 670,000 Pre-Funded Warrants are exercised to receive New Adagio Common Stock on a one-to-one basis.

(vi)	The conversion of $5.0 million New Adagio Convertible Notes invested by certain Other PIPE Investor at a conversion price of $10.00 per share into 500,000 shares of New Adagio Common Stock.

(vii)	The exercise and conversion of 375,000 Convert Warrants held by certain Other PIPE Investor into New Adagio Common Stock on a one-to-one basis.

(6)	The shares issued to Convert Investors reflect:

(i)
the conversion of $8.0 million New Adagio Convertible Notes invested by the Convert Investors, excluding Perceptive PIPE Investor at a conversion price of $10.00 per share into 800,000 shares of New Adagio Common Stock.

(ii)	the exercise and conversion of 600,000 Convert Warrants held by the Convert Investors, excluding Perceptive PIPE Investor into New Adagio Common Stock on a one-to-one basis.

(7)
Reflects the issuance of all shares of New Adagio Common Stock reserved for issuance under the 2024 Equity Incentive Plan, which equals the Incentive Equity Plan Maximum Amount (as defined in the Business Combination Agreement).

(8)
Reflects the issuance of all shares of New Adagio Common Stock reserved for issuance under the 2024 Key Employee Plan, which equals the Key Employee Incentive Plan Maximum Amount (as defined in the Business Combination Agreement).

(9)
Reflects the issuance of all shares of New Adagio Common Stock reserved for issuance under the ESPP, which equals 2% of the Fully-Diluted HoldCo Closing Capitalization (as defined in the Business Combination Agreement).

(10)
The total dilution will increase when the Jefferies Fees are paid in shares of New Adagio Common Stock, as elected by ARYA, no earlier than 60 days of Closing, at a price equal to the 10-day volume weighted average price as of the date prior to issuance pursuant to the agreement with Jefferies.

(11)
The following table summarizes the conversion of Adagio Preferred Stock. Adagio Preferred Stock are converted into shares of Adagio Common Stock on a one-to-one basis prior to Adagio Merger Effective Time, and then converted into New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement.

	Pre-Business Combination	Post-Business Combination
	Number of Shares	Number of Shares
Adagio’s other shareholders (Note 2(B)(1)(i))	3,701,556	617,443
Perceptive PIPE Investor (Note 2(B)(4)(i))	486,510	81,154
Certain Other PIPE Investors (Note 2(B)(5)(i))	751,880	125,420
Total	4,939,946	824,017

The following table summarizes the conversion of Adagio Convertible Notes. Adagio Convertible Notes are converted into Adagio Common Stock prior to Adagio Merger Effective Time, then converted into New Adagio Common Stock based on the exchange ratio set forth in the Business Combination Agreement.

	Pre-Business Combination	Post-Business Combination
	Number of Shares	Number of Shares
Adagio’s other shareholders (Note 2(B)(1)(ii))	3,191,257	532,331
Perceptive PIPE Investor (Note 2(B)(4)(ii))	2,735,364	456,284
Certain Other PIPE Investors (Note 2(B)(5)(ii))	2,735,364	456,284
Total	8,661,985	1,444,899

(12)	The following table summarizes the issuance of PIPE Financing and its various components:

(in thousands, except share data)	Amount	PIPE Shares	PIPE Warrants
Conversion of Bridge Financing Notes (Note 2(B)(4)(iii)(a) and Note 2(B)(4)(iv)(a))	$31,195	4,372,607	3,540,000
Additional Cash from Perceptive PIPE Investor (Note 2(B)(4)(iii)(b) and Note 2(B)(4)(iv)(b))	15,876	2,250,352	1,905,069
Commitments by certain shareholders of ARYA (Note 2(B)(5)(v))	12,000	1,036,666	2,110,000
Non-redemption commitments by certain Other PIPE Investors (I) (Note 2(B)(5)(iii) and Note 2(B)(5)(iv))	5,423	761,229	643,658
Total	$64,494	8,420,854	8,198,727

(I)
Includes 468,941 Public Shares held by certain Other PIPE Investors converted into 468,941 shares of New Adagio Common Stock on a one-to-one basis pursuant to the Subscription Agreements with certain Other PIPE Investors.

There were no existing contractual relationships between ListCo and Adagio during the periods for which the unaudited pro forma condensed combined financials statements are presented.

The unaudited pro forma condensed financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believe represent current best estimates and are subject to changes, which may be material. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 3. Accounting Policies

Upon consummation of the Business Combination, management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management did not identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Adagio. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4. Preliminary Allocation of Purchase Price

The total purchase consideration for the Business Combination has been allocated to the assets acquired, and liabilities assumed for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following the completion of the Business Combination.

Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements.

Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of New Adagio following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities.

The table below represents the total estimated preliminary purchase consideration (in thousands, except share data):

Number of New Adagio Common Stock to be issued (1)	6,771,769
Number of replacement New Adagio stock options granted to Adagio option holders	7,587
Total shares	6,779,356
Multiplied by the HoldCo Share Value at the Closing	$6.64
Total	$45,015

Number of PIPE Warrants issued in lieu of settling Bridge Financing Notes	3,540,000
Multiplied by estimated value of PIPE Warrants	$2.41
Estimated fair value of PIPE Warrants issued in lieu of settling Bridge Financing Notes	$8,531

Estimated Purchase Price	$53,546

(1)	Number of New Adagio Common Stock to be issued includes the following:

(i)
2,399,162 shares converted from 14,382,918 shares held by Adagio shareholders prior to the combination based on exchange ratio. The total of 14,382,918 shares is presented in the share ownership and voting power table in Note 2.

(ii)
4,372,607 shares of New Adagio Common Stock to settle and convert the Bridge Financing Notes invested by Perceptive PIPE Investor. The 4,372,607 shares have been disclosed in Note 2(A)(7). Refer to Note 5(G) and 5(M).

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on the relative fair value of the preliminary estimate of the fair value of assets and liabilities to be acquired (in thousands):

Purchase Price Allocation
ASSETS:
Cash and cash equivalents	$1,203
Inventories, net	3,515
Prepaid expenses	159
Other current assets	159
Property and equipment, net	1,300
Intangible assets, net	26,200
Right-of-use-asset, net	87
Deferred tax assets	5,543
Other assets	20

LIABILITIES:
Accounts payable	$1,931
Accrued liabilities	3,722
Operating lease liabilities, current	44
Warrant liabilities	1,049
Other accrued liabilities	72
Operating lease liabilities, long-term	43
Deferred tax liabilities	8,342
Convertible notes payable, long-term	5,951
Other long-term liabilities	7
Net assets acquired	$17,025
Consideration transferred	$53,546
Goodwill	$36,521

The purchase price allocation for the proposed business combination is preliminary and subject to revision as additional information about the fair value of the assets to be acquired and liabilities to be assumed becomes available. Adagio has engaged third-party valuation companies to assist it in completing the valuation of certain assets to be acquired and liabilities to be assumed. However, Adagio has not completed a full, detailed valuation analysis. The valuation is based on available financial statement information as of March 31, 2024 prepared by Adagio. Except for identifiable intangible assets, the convertible notes payable and the warrant liabilities, the preliminarily estimated fair value of assets to be acquired and liabilities to be assumed is not materially different from the carrying value. Fair valuation methodology for convertible notes, warrant liabilities and intangible assets is discussed below. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions that represent current best estimates, and are subject to changes, which may be material. Adagio will continue to refine its identification and valuation of assets to be acquired and liabilities to be assumed as further information becomes available.

The convertible notes are issued to Perceptive PIPE Investor in settling the 2024 Bridge Financing Notes, which is considered as an assumed liability on the purchase price allocation. The preliminary valuation of $17.0 million for the notes is based on a binomial lattice model considering the contractual terms with assumptions including (i) the New Adagio Common Stock price at $6.64 per share; (ii) a risk-free rate at 4.01%; (iii) zero dividend yield; (iv) volatility at 60% and (v) a debt discount rate at 25.8%.

The warrant liabilities pertain to Convert Warrants that are issued to Perceptive PIPE Investor in settling the 2024 Bridge Financing Notes, which is considered as an assumed liability on the purchase price allocation. The preliminary valuation of $3.0 million for the Convert Warrants is based on the Black-Scholes Merton Option model, and the assumptions including (i) the New Adagio Common Stock that the Convert Warrants are exercisable to, is at $6.64 per share; (ii) a risk-free rate at 3.96%; (iii) zero dividend yield; and (iv) volatility at 55%.

The estimate of the fair value of the convertible notes and the Convert Warrants is preliminary and based on the current available information.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of developed technology and in-process research and development (IPR&D), which were valued using the cost approach. This approach considers an asset’s replacement cost (direct and indirect) adjusted, where applicable, for obsolescence to estimate the replacement cost of the asset’s current service potential (i.e., remaining useful life and cash-flow generating capacity). Obsolescence for an acquired intangible asset may include functional (technological) obsolescence and economic (external) obsolescence. The amortization related to the developed technology is reflected as unaudited pro forma adjustments to the unaudited pro forma condensed combined income statements using the straight-line method of amortization.

Management has determined the estimated useful life of 5 years for developed technology based on consideration of the economic benefit of the asset.

Intangible assets:	Purchase Price Allocation
Developed Technology – iCLAS	$4,100
IPR&D – vCLAS	13,100
IPR&D – Cryopulse	9,000
Total	$26,200

The amount that will ultimately be allocated to these identified intangible assets and the related amount of amortization, may differ materially from this preliminary allocation.

Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets and captures the value attributable to future economic benefits arising from future technology development beyond the existing pipeline of identified IPR&D projects.

As the determination of the purchase price is subject to change upon finalization of the fair value analyses, the following table depicts the sensitivity of the purchase price and resulting goodwill to changes in net asset value. A 10% change in net asset value would cause a corresponding increase or decrease in the balance of goodwill as follows:

(in thousands)	Purchase Price Allocation	Goodwill
As presented in the pro forma combined results	$17,025	$36,521
10% increase in net asset value	$18,728	$34,818
10% decrease in net asset value	$15,323	$38,223

Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2024, are as follows:

(A)	Represents the redemption of 2,707,555 shares of ARYA Class A ordinary shares for aggregate redemption payments of $31.3 million using a redemption price of $11.56 per share.

(B)
Represents the conversion of 468,941 Public Shares subject to non-redemption agreements by certain Other PIPE Investors into 761,229 shares of New Adagio Common Stock and 643,658 units of Base Warrants. In connection with the non-redemption agreements and respective PIPE Subscription Agreements, $5.4 million cash proceeds is released from the Trust Account as a part of the PIPE Financing (refer to Note 1).

It is preliminarily determined that the Base Warrants associated with the PIPE Financing are indexed to New Adagio Common Stock under ASC 815 – Derivatives and Hedging and are accounted for as equity, which is measured at fair value. The cash proceeds are allocated to the Base Warrants and to New Adagio Common Stock at their relative fair values, with the total adjustment to APIC for $5.4 million (refer to Note 5(X)).

The exercise price of Base Warrants is $10.00 per unit. The fair value of the Base Warrants is preliminarily estimated at $2.41 per unit, using Black-Scholes Merton Option model, based on the assumptions including (i) the value of the New Adagio Common Stock (for which the Base Warrants are exercisable) is $6.64 per share;  (ii) a risk-free rate at 3.93%; (iii) zero dividend yield; (iv) the common stock volatility at 84.0% and a volatility haircut of 10%.

Refer to Note 5(W) for the reversal of the contingent equity investment recorded in ARYA’s historical financial statements related to the New Adagio Common Stock and PIPE Warrants in connection with the open market purchase and the non-redemption obligation.

(C)	Represents the reclassification of the remaining $0.4 million of cash and investments held in the Trust Account to cash and cash equivalents.

(D)	Represents the receipt of additional principal amount of $0.4 million before closing under the ARYA Convertible Promissory Notes.

(E)
Represents the settlement of ARYA’s accrued transaction expenses of $8.1 million, incurred by ARYA in connection with the Business Combination, such as advisory, banking, printing, legal, accounting fees and other professional fees that are a direct and incremental part of the transaction. Such transaction costs are expensed as incurred.

(F)
Represents the settlement of Adagio’s accrued transaction expenses of $7.9 million, incurred by Adagio in connection with the Business Combination, such as advisory, banking, printing, legal, accounting fees and other professional fees that are a direct and incremental part of the transaction. Such transaction costs are expensed as incurred.

(G)
Represents the receipt of cash proceeds of $27.9 million in PIPE Financing in exchange of 3,287,018 shares of New Adagio Common Stock, 3,345,069 Base Warrants and 670,000 Pre-Funded Warrants. The $27.9 million cash proceeds including the additional cash investment from Perceptive PIPE Investor of $15.9 million, and the commitments of $12.0 million from certain Other PIPE Investors (refer to Note 1).

It is preliminarily determined that the Base Warrants associated with the PIPE Financing are indexed to New Adagio Common Stock under ASC 815 - Derivatives and Hedging and are accounted for as equity, which is measured at fair value on the date of issuance and not subsequently remeasured.

The exercise price of Base Warrants is $10.00 per unit. The fair value of the Base Warrants is preliminarily estimated at $2.41 per unit, using Black-Scholes Merton Option model, based on the assumptions including (i) the value of the New Adagio Common Stock (for which the Base Warrants are exercisable) is $6.64 per share; (ii) a risk-free rate at 3.93%; (iii) zero dividend yield; (iv) the common stock volatility at 84.0% and a volatility haircut of 10%.

As set forth in the agreement of the Pre-Funded Warrants associated with the PIPE Financing, the Pre-Funded Warrants are exercisable on a cashless basis or on a gross basis for one share of New Adagio Common Stock at $0.01 per share, subject to adjustments as set forth in the agreement. New Adagio may be required to cash settle the Pre-Funded Warrants when it fails to timely deliver shares to the holder who exercises the Pre-Funded Warrants or upon the occurrence of a fundamental transaction. It is determined that the Pre-Funded Warrants associated with the PIPE Financing do not meet the equity classification requirements under ASC 815 - Derivatives and Hedging as the Pre-Funded Warrants may require cash settlement outside of New Adagio’s control upon a failure of timely delivery of shares or a fundamental transaction, and therefore the Pre-Funded Warrants are accounted for as derivative liabilities, and measured at fair value both initially and subsequently with changes in fair value recognized through earnings.

The exercise price of Pre-Funded Warrants is $0.01 per unit. The fair value of the Pre-Funded Warrants is preliminarily estimated at $6.63 per unit, based on the value of the New Adagio Common Stock (for which the Pre-Funded Warrants are exercisable) is $6.64 per share.

The cash proceeds are first allocated to Pre-Funded Warrants at their fair value of $4.4 million, and the remaining cash proceeds are allocated to the Base Warrants and New Adagio Common Stock at their relative fair values, with the total adjustment to APIC for $23.4 million (refer to Note 5(X)).

(H)
Represents the receipt and the conversion of the May 2024 Notes, the June 2024 Notes and the July 2024 Notes with a principal amount of $6.5 million and accrued but not paid interest of $66.5 thousand issued to the Perceptive PIPE Investor in exchange of 931,096 shares of New Adagio Common Stock and 780,000 Base Warrants, as a part of the PIPE Financing (refer to Note 1). The principal of $3.0 million, $2.5 million and $1 million was received by Adagio in May 2024, June 2024 and July 2024 respectively, prior to the Closing. At the Closing, the May 2024 Notes, the June 2024 Notes and the July 2024 Notes are settled with 931,096 shares of New Adagio Common Stock at $6.64 per share and 780,000 Base Warrants at $2.41 per unit as a part of the purchase consideration (refer to Note 4).

It is preliminarily determined that the Base Warrants associated with the PIPE Financing are indexed to New Adagio Common Stock under ASC 815 - Derivatives and Hedging and are accounted for as equity, which is measured at fair value.

The exercise price of Base Warrants is $10.00 per unit. The fair value of the Base Warrants is preliminarily estimated at $2.41 per unit, using Black-Scholes Merton Option model, based on the assumptions including (i) the value of the New Adagio Common Stock (for which the Base Warrants are exercisable) is $6.64 per share; (ii) a risk-free rate at 3.93%; (iii) zero dividend yield; (iv) the common stock volatility at 84.0% and a volatility haircut of 10%.

(I)
Represents the settlement of the existing SVB Term Loan of Adagio with a net balance of $1.4 million, including $1.4 million of principal payment due within 12 months with an unamortized debt discount of $14.6 thousand. In addition, the accrued interest payable of $12.3 thousand is settled prior to the Closing.

(J)
Represents (i) the conversion of the 2024 Bridge Financing Note with a balance of $7.4 million as of March 31, 2024 into $7.0 million of New Adagio Convertible Notes and 525,000 Convert Warrants; (ii) the issuance of an additional $5.0 million of New Adagio Convertible Notes and 375,000 Convert Warrants to certain Other PIPE Investor; (iii) the issuance of an additional $0.5 million of New Adagio Convertible Notes and 37,500 Convert Warrants to certain Convert Investor; and (iv) the issuance of $7.5 million principal of New Adagio Convertible Notes and 562,500 Convert Warrant to the Contingent Investor at the Closing in connection with the New Adagio Convertible Notes. The fair value of the New Adagio Convertible Notes and the 1,500,000 Convert Warrants is $17.0 million and $3.0 million respectively.

As set forth in the agreement of the New Adagio Convertible Notes, the Convert Warrants are exercisable on a cashless basis or on a gross basis for one share of New Adagio Common Stock at $24.00 per share, subject to adjustments as set forth in the agreement. New Adagio may be required to cash settle the Convert Warrants when it fails to timely deliver shares to the holder who exercises the Convert Warrants or upon the occurrence of a fundamental transaction. It is determined that the Convert Warrants associated with the New Adagio Convertible Notes do not meet the equity classification requirements under ASC 815 - Derivatives and Hedging as the Covert Warrants may require cash settlement outside of New Adagio’s control upon a failure of timely delivery of shares or a fundamental transaction, and therefore the Convert Warrants are accounted for as derivative liabilities, and measured at fair value both initially and subsequently with changes in fair value recognized through earnings.

Further, as permitted under ASC 825 - Financial Instruments, it is preliminary determined to elect the fair value option to account for the New Adagio Convertible Notes.

The valuation of the New Adagio Convertible Notes is based on a binomial lattice model considering the contractual terms with assumptions including (i) the New Adagio Common Stock price at $6.64 per share; (ii) a risk-free rate at 4.01%; (iii) zero dividend yield; (iv) volatility at 60% and (v) a discount rate at 25.8%. The valuation of the Convert Warrants is based on the Black-Scholes Merton Option model, and the assumptions including (i) the New Adagio Common Stock that the Convert Warrants are exercisable to, is at $6.64 per share; (ii) a risk-free rate at 3.96%; (iii) zero dividend yield; (iv) volatility at 55%. The estimate of the fair value of the New Adagio Convertible Notes and the Convert Warrants is preliminary and based on the current available information. Adagio has engaged third party specialists to assist it in completing the calculation of value of the New Adagio Convertible Notes and the Convert Warrants. As this full valuation analysis is undergoing and not yet completed, the estimated fair values will be updated based upon further available information, as well as market conditions at the time of the Closing.

(K)
Represents an adjustment to intangible assets, net to reflect the acquired identifiable intangible assets consisting of developed technology and IPR&D at the estimated fair value of $26.2 million, which as noted above is and subject to change once the proposed business combination is completed. The fair value of the developed technology and IPR&D is estimated based on cost approach. It is estimated a useful life of 5 years for developed technology based on consideration of the economic benefit of the asset. See Note 4 for additional details.

(L)
Represents an adjustment to reflect estimated goodwill of $36.5 million recognized from the proposed business combination in accordance with ASC 805-30-30 based on the preliminary purchase price allocation in Note 4. Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets and captures the value attributable to future economic benefits arising from future technology development beyond the existing pipeline of identified IPR&D projects.

(M)
Reflects the direct and incremental transaction costs incurred prior to or concurrent with the Business Combination of $8.5 million. Transaction costs include legal, accounting, financial advisory and other professional fees related to the Business Combination. Of the total estimated transaction costs of $8.6 million, $4.5 million are to be incurred by Adagio and charged to accumulated deficit of Adagio prior to the Closing, and $4.0 million are to be incurred by ARYA and charged to expenses through accumulated deficit.

(N)
Represents the settlement of the outstanding $23.0 million principal in Bridge Financing Notes excluding the May 2024 Notes, the June 2024 Notes and the July 2024 Notes, issued to the Perceptive PIPE Investor, which has an estimated fair value of $24.6 million, along with the settlement of the accrued but not paid interest of $1.1 million as of March 31, 2024, in exchange of 3,441,511 shares of New Adagio Common Stock and 2,760,000 Base Warrants in connection with the PIPE Financing (refer to Note 1). The 3,441,511 shares of Adagio Common Stock at $6.64 per share and the 2,760,000 Base Warrants at $2.41 per unit issued to settle the convertible promissory notes is considered as a part of the purchase consideration (refer to Note 4).

It is preliminarily determined that the Base Warrants associated with the PIPE Financing are indexed to New Adagio Common Stock under ASC 815 - Derivatives and Hedging and are accounted for as equity, which is measured at fair value.

The exercise price of Base Warrants is $10.00 per unit. The fair value of the Base Warrants is preliminarily estimated at $2.41 per unit, using Black-Scholes Merton Option model, based on the assumptions including (i) the value of the New Adagio Common Stock (for which the Base Warrants are exercisable) is $6.64 per share; (ii) a risk-free rate at 3.93%; (iii) zero dividend yield; (iv) the common stock volatility at 84.0% and a volatility haircut of 10%.

(O)	Represents the conversion of $14.3 million of Adagio Convertible Notes and $1.1 million of related accrued unpaid interest to New Adagio Common Stock and additional paid-in capital.

(P)
Represents the termination of Adagio Warrants prior to the Closing from liability to equity in conjunction with the Business Combination, as the fair market value of Adagio Common Stock is lower than the warrant exercise price prior to the Closing.

(Q)
Represents the conversion of $3.6 million of ARYA Convertible Promissory Notes to New Adagio Common Stock and additional paid-in capital, after the assumption that the maximum principal amount is drawn before closing under the ARYA Convertible Promissory Notes and no Additional ARYA Convertible Promissory Notes are issued to the Sponsor. See Note 5(C) for the additional principal drawn prior to closing.

(R)
Reflects the estimated gross deferred tax asset of $34.9 million netting with valuation allowance of $29.4 million, and then with gross deferred tax liability of $8.3 million resulting in net deferred tax liability position of $2.8 million. The basis difference primarily results Adagio’s net operating losses and from the Business Combination where New Adagio receives intangible assets for financial accounting purposes. Tax-related adjustments are based upon an estimated state tax rate of 8.8% and an estimated federal tax rate of 21.0%. The effective tax rate of the combined company could be significantly different than what is presented in the pro forma financial information depending on post-acquisition activities, the geographical mix of taxable income, and changes in tax laws and regulations.

(S)
Represents the conversion of 123,520 shares of Class A ordinary shares subject to redemption, with a par value of $0.0001, into 123,520 shares of the New Adagio Common Stock, resulting in an increase in New Adagio Common Stock with a par value of $0.0001 and an increase of additional paid-in capital.

(T)	Represents the conversion of all outstanding Adagio Preferred Stock to New Adagio Common Stock and additional paid-in capital upon the Closing of the Business Combination.

Prior to the Closing, certain Other PIPE Investor entered into an agreement with Adagio to exchange 207,902 shares of previously invested Series E Preferred Stock for pre-funded warrants to purchase 207,902 shares of Series E Preferred Stock. Further, per the Business Combination Agreement, such Pre-Funded Warrants for Series E Preferred Shares shall be automatically cancelled and extinguished and converted into the right to receive a number of New Adagio Common Shares equal to the exchange ratio.

Accordingly, this adjustment reflects the conversion of all Adagio Preferred Stock (including Series E Preferred Stock subject to the exchange agreement specified above), to New Adagio Common Stock and additional paid-in-capital upon the Closing of the Business Combination.

(U)	Represents pro forma adjustments recorded to New Adagio Common Stock:

		Number of shares
(i)	Contribution from PIPE Financing (Note 2(A)(7)) (Note 5B, 5G, 5H and 5N)	8,420,854
(ii)	Conversion of ARYA Class A ordinary shares and Class B ordinary shares (Note 5V)	2,089,000
(iii)	Reclassification of Class A ordinary shares subject to redemption (Note 5S)	123,520
(iv)	Conversion of Adagio Preferred Stock to New Adagio Common Stock (Note 2(A)(6)) (Note 5T)	824,017
(v)	Conversion of ARYA Convertible Promissory Notes (Note 5Q)	355,100
(vi)	Conversion of Adagio Convertible Notes (Note 2(A)(6)) (Note 5O)	1,444,899
(vii)	Elimination of Adagio’s historical equity (Note 5W)	130,246
Total Shares of Common Stock		13,387,636

Par value of New Adagio common stock		$0.0001
Total value of common stock (1)		$1,339

(1)
The amounts are presented as $1.0 thousand on the unaudited pro forma condensed combined balance sheet due to rounding under the no further redemption and the maximum redemption scenarios respectively.

(V)	Represents the conversion of the existing Class A ordinary shares and Class B ordinary shares to New Adagio Common Stock and additional paid-in capital.

(W)
Represents the elimination of Adagio’s historical shareholder’s equity, including (1) Adagio’s outstanding common stock, par value $0.001; (2) accumulated deficit of $147.7 million, including $4.5 million estimated transaction costs to be incurred by Adagio prior to the Closing; (3) additional paid-in capital of $1.7 million; and (4) $20.0 thousand of accumulated other comprehensive income.

Refer to Note 5(GG) for the reversal adjustment related to the corresponding expense on the unaudited pro forma condensed combined statement of operations and comprehensive loss.

(X)	Represents pro forma adjustments recorded to additional paid-in capital:

Adjusted Paid-In Capital
APIC on business combination with Adagio (Note 4) (1)	53,545
Reclassification of Class A ordinary shares subject to redemption (Note 5S)	285
Conversion of ARYA Class A ordinary shares and Class B ordinary shares (Note 5V)(2)	-
Conversion of ARYA Convertible Promissory Notes (Note 5Q)	3,551
Issuance of equity to PIPE Investors pertaining to cash proceeds from PIPE Financing (Note 5G)	23,433
Issuance of equity to PIPE Investors pertaining to non-redemption agreements (Note 5B)	5,423
Reversal of ARYA’s historical APIC recorded in connection with contingent equity investment (Note 5Y)	(1,420)
ARYA’s historical APIC	518
Total Adjusted APIC	$85,335
Less: Adagio's Historical APIC	(1,719)
Less: ARYA’s Historical APIC	(518)
Transaction Accounting Adjustment to APIC	$83,098
(1)
Represents APIC on the issuance of 6,771,769 shares of New Adagio Common Stock; 7,587 replacement New Adagio stock options to Adagio option holders and 3,540,000 Base Warrants, with the assumption that the New Adagio Common Stock share price is $6.64 per share.

(2)	The balance is shown as zero as it is rounded in thousands.

(Y)
Represents the reversal of the contingent equity investment of $1.4 million in APIC (refer to Note 5(X)) and accumulated deficit recorded in ARYA’s historical financial statements, in connection with the New Adagio Common Stock and the PIPE Warrants to be issued under certain subscription agreements that include an open market purchase and non-redemption obligation for certain Other PIPE Investors. The value of the contingent equity investment was estimated and recorded assuming a 75% probability of the Business Combination being closed in ARYA’s historical financial statement. Such contingent equity investment is eliminated in the proforma financial information as the unaudited proforma condensed combined balance sheet assumes the Business Combination occurred on March 31, 2024. Accordingly, the New Adagio Common Stock and PIPE Warrants in connection with the open market purchase and the non-redemption obligation is included in Note 5(A).

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2024 and for the year ended December 31, 2023, are as follows:

(AA)
Reflects ARYA’s estimated transactions costs of $4.0 million as if incurred on January 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. The amount presented is comprised of transaction costs that were not yet recognized in the historical statement of operations as part of the Business Combination. These costs are non-recurring.

(BB)
Adjustment to reflect amortization expense, on a straight-line basis, based on the preliminary fair value of the intangible assets and the estimated useful lives. See below table for the calculation (in thousands):

	Value at Closing	Useful Life	Pro forma Amortization for the three months ended March 31, 2024	Pro forma Amortization for the year ended December 31, 2023
Technology	$4,100	5 years	$205	820
IPR&D	22,100	N/A	-	-
Total	$26,200		$205	820
Historical amortization expense			$-	-
Pro forma adjustment			$205	820

(CC)
Represents the reversal of interest expense on Adagio’s convertible notes payable and elimination of fair value changes due to the conversion of Adagio’s convertible notes payable as referenced in adjustment 5(J), 5(N) and 5(O) above into shares of New Adagio Common Stock.

(DD)	Represents the reversal of fair value changes in warrant liability due to the reclassification of warrants from liability to equity in conjunction with the Business Combination.

(EE)
Represents the removal of interest expense of $45.0 thousand and $0.2 million on the SVB Term Loan on account of settlement of the SVB Term Loan for the three months ended March 31, 2024 and year ended December 31, 2023, respectively.

(FF)
Represents the accrued interest expense of $0.6 million and $2.6 million at an interest rate of 13% per annum in connection with the New Adagio Convertible Notes for the three months ended March 31, 2024 and year ended December 31, 2023, respectively.

(GG)
Represents the reversal of the Open Market Subscription Agreement expense of $1.4 million recorded in ARYA’s historical financial statements, in connection with the reversal of the contingent equity investment (refer to Note 5(W)).

(HH)	Represents the elimination of interest income on the investments held in Trust Account.

Note 6. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of the periods presented. When assuming the maximum redemption scenario described above, this calculation is adjusted to eliminate such shares for the entirety of the periods presented.

The following has been prepared to present the net loss per share with respect to the redemptions of Class A Common Stock by ARYA Stockholders at the time of the Business Combination for the three months ended March 31, 2024 and for the year ended December 31, 2023:

(In thousands, except share and per share data)	Three months ended March 31, 2024	Year Ended December 31, 2023
Pro forma net loss	$(9,048)	$(40,130)
Basic and diluted weighted average shares outstanding	13,387,636	13,387,636
Basic and diluted net loss per share	$(0.68)	$(3.00)
Excluded securities:(1)
Sponsor Earn-out Shares	1,147,500	1,147,500
PIPE Warrants	8,198,727	8,198,727
New Adagio Convertible Notes	2,000,000	2,000,000
Convert Warrants	1,500,000	1,500,000
New Adagio Options converted from Adagio Options	7,587	7,587
2024 Equity Incentive Plan	4,472,593	4,472,593
2024 Key Employee Plan	3,354,445	3,354,445
ESPP	441,293	441,293

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

(2)
The potentially dilutive outstanding securities were excluded from the computation of pro forma diluted net loss per share because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the disclosure contained in the Proxy Statement/Prospectus in the sections titled “Adagio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 267 of the Proxy Statement/Prospectus, “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 227 of the Proxy Statement/Prospectus, and “ListCo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 285 of the Proxy Statement/Prospectus, each of which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of Adagio as of and for the three months ended March 31, 2024 and 2023 and for the years ended December 31, 2023 and 2022 is set forth below.

The following discussion and analysis provides information that Adagio’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. The discussion should be read together with Adagio’s condensed consolidated financial statements for the three months ended March 31, 2024 and 2023 (unaudited), and its consolidated financial statements for the years ended December 31, 2023 and 2022 (audited), and together with the related notes thereto, and the section entitled “Unaudited Pro Forma Condensed Financial Information” in the Proxy Statement/Prospectus, that are included elsewhere or incorporated by reference in this Current Report on Form 8-K. This discussion may contain forward-looking statements based upon current beliefs, plans, and expectations that involve numerous risks, uncertainties and assumptions, including, but not limited to, those described under the heading “Risk Factors” beginning on page 36 of the Proxy Statement/Prospectus or in other parts of this Current Report on Form 8-K. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a developmental stage medical device company focused on the development and commercialization of ablation technologies for the treatment of cardiac arrhythmias, including atrial fibrillation (“AF”), atrial flutter (“AFL”), and ventricular tachycardia (“VT”). Our unique portfolio is based on Ultra-Low Temperature Cryoablation (“ULTC”) and Pulsed-Field Cryoablation (“PFCA”). Our technology is based on the hypothesis that the ability to consistently create durable, contiguous, transmural lesions is a foundation for improving the effectiveness and outcomes of cardiac ablations in both atria and ventricles.

Adagio’s product portfolio consists of three product families: iCLAS™ atrial ULTC catheter and accessories, vCLAS™ ventricular ULTC catheter, and Cryopulse™ atrial PFCA catheter and accessories. All of these catheters share the same ULTC cryoablation console. A standalone Pulsed-Field Ablation (“PFA”) console connected to a cryoablation console for PFCA treatment synchronization is used in conjunction with Cryopulse catheter, subject to future integration for maximum operational flexibility and minimum footprint. We received CE Marking in Europe for our iCLAS™ Cryoablation System in May 2020 and have commercially launched in the EU.

We are continually working towards reaching the next milestone in the development process for our portfolio of technologies. We received CE Marking in Europe for our VT Cryoablation System in March 2024 and have commercially launched in the EU. Key milestones include data readouts, clinical trials, and regulatory and commercialization developments in both the U.S. and European markets. The data readouts for each device are key valuation-driving milestones because investors use this data to understand the efficacy of the procedures. It is expected that favorable readouts will drive additional investment and financing for us at market terms.

We have not launched commercially in the U.S. but are working towards obtaining the necessary regulatory approvals to do so. We have incurred net losses in each year since our inception in 2011. As of March 31, 2024 and December 31, 2023, we had an accumulated deficit of $143.2 million and $135.2 million, respectively. Our net losses were $8.0 million and $9.3 million for the three months ended March 31, 2024 and 2023, respectively. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. As of March 31, 2024 and December 31, 2023, we had cash of $4.1 million and $1.4 million, respectively.

Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. The recurring losses, working capital deficiency, the need for capital to fund our operations, including clinical trial and regulatory approval expenses, the amount of cash reserve and the dependency of closing the Business Combination are factors that raise substantial doubt about our ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were made available. See Note 1-Organization and Description of Business in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for the additional information on our assessment.

Our need for additional capital will depend in part on the scope and costs of our development activities. To date, we have not generated any significant revenue from the sale of commercialized products. Our ability to generate product revenue will depend on the successful development and eventual commercialization of our products in the United States and Europe. Until such time, if ever, we expect to finance our operations through the sale of equity or debt, borrowings under credit facilities, or through potential collaborations, other strategic transactions or government and other grants. Adequate capital may not be available to us when needed or on acceptable terms. If we are unable to raise capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section of the Proxy Statement/Prospectus titled “Risk Factors” for additional information.

Business Combination

The disclosure set forth in the “Introductory Note” above with respect to the completion of the Business Combination, the PIPE Financing and the Convertible Security Financing is incorporated by reference into this Item 2.01.

In conjunction with the consummation of the Business Combination with ARYA, we raised financing valued at approximately $84.2 million, which consisted of funds held in ARYA’s trust account, a concurrent equity and warrant private placement (including $29.5 million of bridge financing used by us prior to closing and funds from ARYA’s trust account not redeemed), and a concurrent convertible security financing (including $7 million of bridge financing used by us prior to closing), offset by approximately $10.0 million of transaction costs relating to the closing of the Business Combination.

Impact of COVID-19 Pandemic

The markets we operate in could see continued impacts from COVID-19 for the foreseeable future, and the emergence of new variants of COVID-19 creates significant uncertainty as to how long COVID-19 will continue to impact our business. The magnitude of the impact of the COVID-19 pandemic on our productivity, results of operations and financial position and its disruption to our business and our clinical programs and timelines will depend, in part, on the length and severity of outbreaks, restrictions and other measures designed to prevent the spread of COVID-19 and on our ability to conduct business in the ordinary course.

Key Factors Affecting Our Performance

We compete primarily on the basis that our products are designed to enable more physicians to treat more patients more efficiently and effectively. Our continued success depends on our ability to:

•	continue to develop innovative, proprietary products that address significant clinical needs in a manner that is safe and effective for patients and easy-to-use for physicians;

•	obtain and maintain regulatory clearances or approvals;

•	demonstrate safety and effectiveness in our sponsored and third-party clinical trials;

•	expand its sales force across key markets to increase physician awareness;

•	obtain and maintain coverage and adequate reimbursement for procedures using its products;

•	attract and retain skilled research, development, sales and clinical personnel;

•	cost-effectively manufacture, market and sell its products; and

•	obtain, maintain, enforce and defend our intellectual property rights and operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others.

Innovation

Our business strategy relies significantly on innovation to develop and introduce new products and to differentiate our products from our competitors. We expect our research and development expenditures to increase as we make additional investments to support our growth strategies. We plan to increase our research and development expenditures with internal initiatives, as well as potentially licensing or acquiring technology from third parties. We also expect expenditures associated with our manufacturing organization to grow over time as production volume increases and we bring new products to market. Our internal and external investments will be focused on initiatives that we believe will offer the greatest opportunity for growth and profitability. With a significant investment in research and development, a strong focus on innovation and a well-managed innovation process, we believe we can continue to innovate and grow.

Regulatory

Our commercial success will depend upon a number of factors, some of which are beyond our control, including the receipt of regulatory clearances, approvals, or authorizations for existing or new product offerings by us, or product enhancements. We must complete additional clinical testing before we can seek regulatory approval in the United States and begin commercialization of our products. After our products are cleared, approved, or authorized, numerous and pervasive regulatory requirements continue to apply. As such, our ability to navigate, obtain and maintain the required regulatory clearances, approvals, or authorizations, as well as comply with other regulatory requirements, for our products will in part drive our results of operations and impact our business.

Investments in Our Growth

In order to generate future growth, we plan to continue to expand and leverage our sales and marketing infrastructure to increase our customer base and grow our business. Identifying and recruiting qualified sales and marketing personnel and training them on our products, applicable federal and state laws and regulations, and on our internal policies and procedures requires significant time, expense and attention. It often takes several months or more before a sales representative is fully trained and productive. Our ability to increase our customer base and achieve broader market acceptance of our products will also depend to a significant extent on our ability to expand our marketing efforts as our plans to dedicate significant resources to its marketing programs.

Competition

Our industry is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our most significant competitors are large, well-capitalized companies. We must continue to successfully compete considering our competitors’ existing and future products and related pricing and their resources to successfully market to the physicians who could use our products. Publications of clinical results by us, our competitors and other third parties can also have a significant influence on whether, and the degree to which, we are able to gain market share and increase utilization of our products.

Reimbursement and Insurance Coverage

In both U.S. and non-U.S. markets, our ability to successfully commercialize and achieve market acceptance of our products depends, in significant part, on the availability of adequate financial coverage and reimbursement from third-party payors, including governmental payors (such as the Medicare and Medicaid programs in the United States), managed care organizations and private health insurers. Third-party payors decide which treatments they will cover and establish reimbursement rates for those treatments. Our products are purchased by hospitals and other providers who will then seek reimbursement from third-party payors for the procedures performed using our products. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In certain international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Furthermore, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems.

Key Components of Results of Operations

Revenues

We generate product revenue primarily from the sale of the catheters, stylets and warming balloons (“Consumables”) used with our consoles. We sell our products directly to hospitals and medical centers. To a lesser extent, we also generate lease revenue from the implied rental of consoles loaned to customers at no charge. We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Please refer to Note 2-Summary of Significant Accounting Policies in our consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional details on our revenue recognition policy. Our revenue is subject to fluctuation due to the foreign currency in which our products are sold.

Costs and Operating Expenses

Cost of Revenue

Cost of revenue includes raw materials, direct labor, manufacturing overhead, shipping and receiving costs and other less significant indirect costs related to the production of our products. Cost of revenue also includes the depreciation expense of consoles loaned to the customers.

Research and Development Expenses

Research and development expenses are expensed when incurred and are related to the development of our product candidates which includes pre-clinical, clinical, quality assurance, and research and development operational activities. These costs consist of:

•	salaries, benefits, and other employee-related costs, including stock-based compensation expense for personnel engaged in research and development functions;

•	activities associated with clinical trials performed by third parties;

•	professional fees;

•	equipment, materials, and costs related to product manufacturing; and

•	other operational costs including rent and facilities costs, and depreciation.

Adagio does not track research and development expenses by project or product, as Adagio is at an earlier stage in its pre-clinical and clinical development. Management believes that the breakdown of research and development expenses by project or product would be arbitrary and would not provide a meaningful assessment.

Management expects the research and development expenses to increase, as Adagio will incur incremental expenses associated with the product candidates that are currently under development and in pre-clinical and clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries, and employee-related costs (including stock-based compensation) for personnel in executive, finance and other administrative functions, allocated rent and facilities costs, legal fees relating to intellectual property and corporate matters, professional fees for accounting and consulting services, marketing costs and insurance costs, and transaction costs in connection with the Business Combination. We expense all selling, general and administrative costs as incurred.

Convertible notes fair value adjustment

We recorded the October 2022 Convertible Notes (as defined below), the April 2023 Notes, the November 2023 Notes, and the 2024 Bridge Financing Note at fair value at issuance and subsequently remeasure them to fair value at each reporting period. Changes in fair value are recognized as convertible notes fair value adjustment in the statements of operations and comprehensive loss.

Warrant liabilities fair value adjustment

We accounted for certain common stock warrants outstanding as warrant liabilities at fair value, determined using the Black-Scholes option pricing model. The liability is subject to re-measurement at each reporting period and any change in fair value is recognized warrant liabilities fair value adjustment in the statements of operations and comprehensive loss.

Interest expense

Interest expense is primarily incurred from our outstanding debt obligations, including those under the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes, the 2024 Bridge Financing Note, and the SVB Term Loan.

Interest Income

Interest income consists primarily of interest earned on our cash, cash equivalents, and marketable securities.

Other (expense) income, net

Other (expense) income, net primarily consists of foreign currency unrealized and realized gain / loss, and other income related to research and development (“R&D”) tax credit.

Results of Operations

Comparison for the Three-Month Periods Ended March 31, 2024 and 2023 (unaudited)

The following table sets forth a summary of our results of operations. This information should be read together with our condensed consolidated financial statements and related notes.

	Three Months Ended March 31,		Change
(In thousands)	2024	2023	$	%
Revenue	$26	$60	(34)	-57%
Costs of revenue and operating expenses:
Cost of revenue	542	318	224	70%
Research and development	3,469	4,798	(1,329)	-28%
Selling, general and administrative	4,830	1,598	3,232	202%
Total costs of revenue and operating expenses	8,841	6,714	2,127	32%
Other income (expense)
Convertible notes fair value adjustment	1,673	(2,361)	4,034	-171%
Warrant liabilities fair value adjustment	(80)	33	(47)	142%
Interest expense	(754)	(233)	(521)	224%
Interest income	1	1	—	—%
Other income (expense), net	(43)	4	(47)	n.m.%
Total other income (expense)	797	(2,622)	3,419	n.m.%
Loss, before income taxes	(8,018)	(9,276)	1,258	-14%
Net loss	(8,018)	(9,276)	1,258	-14%

Other comprehensive income:
Foreign currency translation adjustment	3	(4)	7	n.m.%
Comprehensive loss	$(8,015)	$(9,280)	$1,265	-14%

n.m. = not meaningful

Revenue

Our revenue was $26.0 thousand for the three months ended March 31, 2024 and $60.0 thousand for the three months ended March 31, 2023. The decrease of $34.0 thousand, or 57%, is due to the decrease of consumable sales. For the three months ended March 31, 2024 and 2023, revenue was generated only in European markets.

Costs of revenue and operating expenses

Cost of revenue

Cost of revenue increased to $0.5 million for the three months ended March 31, 2024, from $0.3 million for the three months ended March 31, 2023. The increase of $0.2 million, or 70%, primarily resulted from the increase in the depreciation of consoles.

Research and development expenses

Research and development expenses decreased to $3.5 million for the three months ended March 31, 2024 from $4.8 million for the three months ended March 31, 2023. The $1.3 million decrease, or 28%, was primarily related to a $0.3 million decrease of manufacturing absorption costs, $0.2 million decrease in product manufacturing, $0.2 million decrease in animal testing cost, $0.1 million decrease in travel costs related to clinical studies, $0.2 million decrease in payroll, and $0.1 million decrease in costs related to prototypes and other research and development costs. The decrease in research and development expenses results from Adagio receiving CE Marking on VT Cryoablation in March 2024.

The following is a breakdown of our research and development costs by type of expense:

	Three Months Ended March 31,
(In thousands)	2024	2023
Clinical trial costs	$1,373	$1,616
Operational costs	796	1,497
Quality assurance costs	666	685
Pre-clinical trial costs and other research and development costs	634	1,000
Total research and development expenses	$3,469	$4,798

Our clinical trial expenses relate to trials for our iCLAS atrial ULTC catheter and system (CRYOCURE-2), iCLAS atrial ULTC catheter and system (iCLAS for PsAF), vCLAS ventricular ULTC catheter (CRYOCURE-VT), vCLAS ventricular ULTC catheter (FULCRUM-VT), and PFCA catheter. Clinical trial costs include the expenses spent on clinical trials studies and other related expenses. Operational costs includes the expenses spent on product manufacturing. Quality assurance includes regulatory fees and third-party service fees. Pre-clinical trial costs and other research and development costs includes the expenses resulting from professional fees, prototypes, and animal testing.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $4.8 million from $1.6 million for the three months ended March 31, 2024 and 2023, respectively. The increase in selling, general and administrative expenses of $3.2 million, or 202%, is primarily due to an increase of $2.5 million in professional fees which include legal and accounting fees related to the transaction costs associated with the Business Combination and an increase in payroll and personnel expense of $0.7 million.

Convertible notes fair value adjustment

The increase in the convertible notes fair value adjustment of $4.0 million is due to the fair value remeasurement of the convertible notes payables as of March 31, 2024 compared to March 31, 2023.

Warrant liabilities fair value adjustment

The decrease in the warrant liabilities fair value adjustment of $47.0 thousand is due to the fair value remeasurement of the warrant liabilities as of March 31, 2024 compared to March 31, 2023.

Interest expense

Interest expense increased to $0.8 million from $0.2 million for the three months ended March 31, 2024 and 2023, respectively. The increase of $0.5 million was interest incurred from the convertible promissory notes issued in October 2022, April 2023, November 2023, and February 2024, and the SVB term loan issued in February 2023.

Interest income

Interest income remained steady at $1.0 thousand for the three months ended March 31, 2024 and 2023.

Other (expense) income, net

Other expense was $43.0 thousand for the three months ended March 31, 2024 compared to other income of $4.0 thousand for the three months ended March 31, 2023. This decrease in other income of $47.0 thousand was primarily attributable to the net increase in foreign exchange currency loss by $46.0 thousand.

Comparison for the Years Ended December 31, 2023 and 2022 (audited)

The following table sets forth a summary of our results of operations. This information should be read together with our consolidated financial statements and related notes.

	Year Ended December 31,		Change
(In thousands)	2023	2022	$	%
Revenue	$300	$189	$111	59%
Costs of revenue and operating expenses:
Cost of revenue	1,306	875	431	49%
Research and development	15,399	17,855	(2,456)	-14%
Selling, general and administrative	11,537	5,372	6,165	115%
Total costs of revenue and operating expenses	28,242	24,102	4,140	17%
Other income (expense)
Convertible notes fair value adjustment	(8,486)	—	(8,486)	100%
Warrant liabilities fair value adjustment	(42)	—	(42)	100%
Interest expense	(1,659)	(137)	(1,522)	1,111%
Interest income	3	39	(36)	-92%
Other income (expense), net	(20)	338	(358)	n.m.
Total other income (expense)	(10,204)	240	(10,444)	n.m.
Loss, before income taxes	(38,146)	(23,673)	(14,473)	61%
Net loss	(38,146)	(23,673)	(14,473)	n.m

Other comprehensive income:
Foreign currency translation adjustment	(11)	24	(35)	n.m.
Comprehensive loss	$(38,157)	$(23,649)	$(14,508)	61%

n.m. = not meaningful

Comparison for the Years Ended December 31, 2023 and 2022 (audited)

The following table sets forth a summary of our results of operations. This information should be read together with our consolidated financial statements and related notes.

	Year Ended December 31,		Change
(In thousands)	2023	2022	$	%
Revenue	$300	$189	$111	59%
Costs of revenue and operating expenses:
Cost of revenue	1,306	875	431	49%
Research and development	15,399	17,855	(2,456)	-14%
Selling, general and administrative	11,537	5,372	6,165	115%
Total costs of revenue and operating expenses	28,242	24,102	4,140	17%
Other income (expense)
Convertible notes fair value adjustment	(8,486)	—	(8,486)	100%
Warrant liabilities fair value adjustment	(42)	—	(42)	100%
Interest expense	(1,659)	(137)	(1,522)	1,111%
Interest income	3	39	(36)	-92%
Other income (expense), net	(20)	338	(358)	n.m.
Total other income (expense)	(10,204)	240	(10,444)	n.m.
Loss, before income taxes	(38,146)	(23,673)	(14,473)	61%
Net loss	(38,146)	(23,673)	(14,473)	n.m

Other comprehensive income:
Foreign currency translation adjustment	(11)	24	(35)	n.m.
Comprehensive loss	$(38,157)	$(23,649)	$(14,508)	61%

n.m. = not meaningful

Revenue

Our revenue was $0.3 million for the year ended December 31, 2023 and $0.2 million for the year ended December 31, 2022. The increase of $0.1 million, or 59% is due to the increase of consumable sales. For the years ended December 31, 2023 and 2022, revenue was generated only in European markets.

Costs of revenue and operating expenses

Cost of revenue

Cost of revenue increased to $1.3 million for the year ended December 31, 2023, from $0.9 million for the year ended December 31, 2022. The increase of $0.4 million, or 49%, primarily resulted from the increase of obsolescence and scrap.

Research and development expenses

Research and development expenses decreased to $15.4 million for the year ended December 31, 2023 from $17.9 million for the year ended December 31, 2022. The $2.5 million decrease, or 14%, was primarily related to a $3.0 million decrease of raw materials used in operational costs as a part of research and development activities, $1.3 million decrease in product manufacturing, offset by a $1.0 million increase in clinical trial expenses, $0.6 million increase in payroll, and a $0.2 million increase in animal testing expense. The decrease in product manufacturing, and the increases in pre-clinical trial expense and clinical trial expense are due to that Adagio focused more on pre-clinical and clinical studies in order to obtain regulatory approval in both the European and United States markets.

The following is a breakdown of our research and development costs by type of expense:

	Year Ended December 31,
(In thousands)	2023	2022
Clinical trial costs	$5,504	$4,562
Pre-clinical trial costs	4,147	3,825
Quality assurance costs	2,957	2,390
Pre-clinical trial costs and other research and development costs	2,791	7,078
Total research and development expenses	$15,399	$17,855

Our clinical trial expenses relate to trials for our iCLAS atrial ULTC catheter and system (CRYOCURE-2), iCLAS atrial ULTC catheter and system (iCLAS for PsAF), vCLAS ventricular ULTC catheter (CRYOCURE-VT), vCLAS ventricular ULTC catheter (FULCRUM-VT), and PFCA catheter. Clinical trial costs includes the expenses spent on clinical trials studies and other related expenses. Quality assurance includes regulatory fees and third-party service fees. Research and development operational costs includes the expenses spent on product manufacturing. Pre-clinical trial costs and other research and development costs includes the expenses resulting from professional fees, prototypes, and animal testing.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $11.5 million from $5.4 million for the years ended December 31, 2023 and 2022, respectively. The increase in selling, general and administrative expenses of $6.2 million, or 115%, is primarily due to an increase of $4.7 million in professional fees which include legal and accounting fees related to the transaction costs associated with the Business Combination, an increase in payroll and personnel expense of $1.0 million, and an increase in building and maintenance costs of $0.5 million.

Convertible notes fair value adjustment

Convertible notes fair value adjustment changed to $8.5 million for the year ended December 31, 2023 from nil million for the year ended December 31, 2022. The $8.5 million was related to the increase of fair value by $4.0 million, $0.4 million and $4.1 million on the October 2022 Convertible Notes, the April 2023 Notes and the November 2023 Notes, respectively, during the year ended December 31, 2023. For the year ended December 31, 2022, we did not recognize any change in fair value related to the October 2022 Convertible Notes as there were not significant changes to the business, financing scenarios, or market conditions since the date of issuance.

Warrant liabilities fair value adjustment

Warrant liabilities fair value adjustment changed to $42.0 thousand for the year ended December 31, 2023 from nil million for the year ended December 31, 2022. The $42.0 thousand was related to the increase of fair value on the common stock warrant liabilities during the year ended December 31, 2023.

Interest expense

Interest expense increased to $1.7 million from $0.1 million for the years ended December 31, 2023 and 2022, respectively. The increase of $1.5 million was interest incurred from the convertible promissory notes issued in October 2022, April 2023, and November 2023, and the SVB Term Loan issued in February 2023.

Interest income

Interest income decreased to $3.0 thousand for the year ended December 31, 2023 from $39.0 thousand for the year ended December 31, 2022. The decrease in interest income of $36.0 thousand or 92% was driven by the decrease of cash balances in an asset management account.

Other (expense) income, net

Other expense was $20.0 thousand for the year ended December 31, 2023 compared to other income of $0.3 million for the year ended December 31, 2022. This decrease in other income of $0.3 million was primarily attributable to an increase in other expense of $0.5 million, related to the R&D tax credit received in 2022 for which Adagio no longer qualifies in 2023, offset by a favorable decrease of $0.2 million in foreign exchange currency unrealized loss.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operations primarily through the sale of equity securities, convertible promissory notes and SVB Term Loan. Since inception we have incurred operating losses and negative cash flows and anticipate continuing to do so for at least the next several years.

As of March 31, 2024 and December 31, 2023, we had cash of $4.1 million and $1.4 million, respectively. For the three months ended March 31, 2024 and 2023, net losses were $8.0 million and $9.3 million, respectively, and net cash used in operating activities was $6.7 million and $6.4 million, respectively.

We do not believe our current cash and cash equivalents are sufficient to fund operations for at least the next 12 months from the issuance date of the financial statements. We believe that this raises substantial doubt about our ability to continue as a going concern.

We intend to mitigate the conditions and events that raise substantial doubt about its ability to continue as a going concern entity by (i) pursuing a public offering of its common stock or in a business combination with a special purpose acquisition company (“SPAC”) to obtain additional capital and align our long-term operating strategy (refer to Note 1-Organization and Description of Business in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional details), (ii) negotiate other cash equity or debt financing in the short-term, and (iii) continue to pursue the necessary regulatory approvals to launch commercially in the U.S. market. However, there can be no assurances that the current plans will generate any liquidity to us or be available on terms acceptable to us, or if at all.

If we are unable to maintain sufficient financial resources, its business, financial condition, and results of operations will be materially and adversely affected. We may be required to delay, limit, reduce or terminate its product discovery and development activities or future commercialization efforts. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business.

Future Funding Requirements

In the future, we may need to raise additional funds through the issuance of debt and/or equity securities or otherwise. Until such time, if ever, that we can generate revenue sufficient to achieve profitability, we expect to finance our operations through equity or debt financings, which may not be available to us on the timing needed or on terms that we deem to be favorable. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we are unable to maintain sufficient financial resources, our business, financial condition and results of operations will be materially and adversely affected. We may be required to delay, limit, reduce or terminate our product discovery and development activities or future commercialization efforts.

Our future liquidity and capital funding requirements will depend on numerous factors, including:

•	our revenue growth;

•	our research and development efforts;

•	our sales and marketing activities;

•	our ability to raise additional funds to finance our operations;

•	the outcome, costs and timing of any clinical trial results for our current or future products;

•	the emergence and effect of competing or complementary products;

•	the availability and amount of reimbursement for procedures using our products;

•
our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•	our ability to retain our current employees and the need and ability to hire additional management and sales, scientific and medical personnel;

•	the terms and timing of any collaborative, licensing or other arrangements that we have or may establish;

•	debt service requirements;

•	the extent to which we acquire or invest in businesses, products or technologies;

Our primary uses of capital are, and we expect will continue to be, investment in our commercial organization and related expenses, clinical research and development services, and related supplies, legal and other regulatory expenses, general administrative costs and working capital.

See the section of the Proxy Statement/Prospectus titled “Risk Factors” for additional risks associated with our substantial capital requirements.

Debt Obligations

October 2022 Convertible Notes

In October 2022, we entered into a Note Purchase Agreement with investors for the issuance and sale of convertible promissory notes (the “October 2022 Convertible Notes”) with an aggregate principal amount of $9.5 million at an interest rate of eight percent (8.0%) per year. The October 2022 Convertible Notes had an original maturity date of October 27, 2023, which was subsequently extended to the latest of (i) January 5, 2024, (ii) termination of agreements between Adagio and ARYA in connection with a non-binding summary of certain proposed terms and conditions of the Business Combination, or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above.

The October 2022 Convertible Notes were also amended to be subordinate to the April 2023 Notes (as described below). (refer to Note 7-Debt in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional details).

In November 2023 and February 2024, the October 2022 Convertible Notes were further amended to also subordinate the November 2023 Notes and the 2024 Bridge Financing Note. Upon the consummation of the Business Combination, all principal and accrued interest in respect of the October 2022 Convertible Notes were converted into a number of shares of Adagio Common Stock that, when multiplied by the exchange ratio applicable to the Adagio Common Stock in the Business Combination, entitled the holder of this note to receive a number of shares of New Adagio Common Stock equal to the then outstanding principal amount and any accrued and unpaid interest under this note, divided by 75% of the effective price of each share of common stock sold in the PIPE Financing.

April 2023 Notes

In April 2023, we issued a $5.0 million convertible promissory note that would mature on the latest of (i) January 5, 2024, (ii) termination of agreements between Adagio and ARYA in connection with the Business Combination, or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above, and accrued simple interest at eight percent (8.0%) per annum. Additionally, we obtained the right to issue up to $10.0 million in additional convertible promissory notes available beginning one month after April 4, 2023 through the occurrence of an ARYA stockholder vote with regard to the Business Combination. Pursuant to this right, we issued $2.0 million convertible promissory notes in June 2023, July 2023, August 2023, September 2023 and October 2023.

In November 2023, the April 2023 Notes were amended to align certain terms to the November 2023 Notes (refer to Note 7-Debt in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional details).

Upon the consummation of the Business Combination, the April 2023 Notes automatically converted into shares of New Adagio Common Stock that were issued in the PIPE Financing in an amount equal to the principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

November 2023 Notes

On November 28, 2023, Adagio issued to Perceptive Life Sciences Master Fund, Ltd. (the “Perceptive PIPE Investor”), a $2.0 million convertible promissory note that would mature on the latest of (i) January 5, 2024, (ii) termination of agreements between Adagio and ARYA in connection with a non-binding summary of the Business Combination, or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above (the “November 2023 Notes”). The November 2023 Notes accrued simple interest at eight percent (8.0%) per annum. Additionally, Adagio obtained the right to issue up to $6.0 million of Delayed Draw Commitment available beginning one month after November 28, 2023 through the occurrence of an ARYA stockholder vote with regard to the Business Combination.

In December 2023, the November 2023 Notes were amended to permit the issuance of a Delayed Draw Commitment in the original amount of $6.0 million. On December 13, 2023 and December 28, 2023, Adagio drew the principal amount of $1.0 million and $2.0 million, respectively. During the three months ended March 31, 2024, Adagio drew the remaining principal amount of $3.0 million. The combined $6.0 million convertible promissory notes were issued pursuant to the clause and terms in the November 2023 Notes agreement (refer to Note 7-Debt in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional details).

Upon the consummation of the Business Combination, the November 2023 Notes automatically converted into shares of New Adagio Common Stock that were issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

2024 Bridge Financing Note

In connection with the Business Combination, certain investors executed a securities purchase agreement, dated February 13, 2024, with ListCo (the “Convertible Security Subscription Agreement”), pursuant to which ListCo would issue on the Closing Date to certain investors (“Convert Investors”) $20.0 million aggregate principal amount of 13% senior secured convertible notes (the “New Adagio Convertible Notes”), which would be convertible into shares of New Adagio Common Stock, and warrants (the “Convert Warrants”), each of which would be exercisable on a cashless basis or for one share of New Adagio Common Stock at $24.00 per share, subject to adjustment (the “Base Convert Financing”). The New Adagio Convertible Notes would have a maturity of three years and nine months after the Closing and interest would be payable in cash or compound as additional principal outstanding.
The Perceptive PIPE Investor also purchased a $7.0 million convertible promissory note of Adagio (the “2024 Bridge Financing Note”) pursuant to a note purchase agreement, dated February 13, 2024, by and among the Perceptive PIPE Investor, Adagio and ListCo (the “2024 Bridge Financing Note Subscription Agreement”).

As of the issuance date, Adagio received the principal amount of $7.0 million. On the Closing Date, pursuant to the terms of the 2024 Bridge Financing Note and the 2024 Bridge Financing Note Subscription Agreement, the 2024 Bridge Financing Note converted into New Adagio Convertible Notes and Convert Warrants on the same terms as the other Convert Investors executing the Convertible Security Subscription Agreement (the conversion of the 2024 Bridge Financing Note held by the Perceptive PIPE Investor into New Adagio Convertible Notes and Convert Warrants and the purchase of New Adagio Convertible Notes and Convert Warrants by the other Convert Investors in the Base Convert Financing, the “Convertible Security Financing”). Subject to ARYA and New Adagio receiving any new financing or commitment for financing, whether in the form of equity, debt or convertible debt, before the closing date, the Perceptive PIPE Investor had the right to request that on the closing date the 2024 Bridge Financing Note be repaid with the funds raised in connection with such Additional Financing instead of such 2024 Bridge Financing Note converting into New Adagio Convertible Notes and Convert Warrants. The New Adagio Convertible Notes, the Convert Warrants or any shares of New Adagio Common Stock issued in connection with the Convertible Security Financing have not been registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. New Adagio has granted the Convert Investors certain registration rights in connection with the Convertible Security Financing. The Convertible Security Financing was contingent upon, among other things, the substantially concurrent closing of the Business Combination. As set forth in the Convertible Security Subscription Agreement, the closing of $7,500,000 of financing by the Contingent Investor in the Convertible Security Financing was conditioned on New Adagio having a certain amount of available unrestricted cash on the Closing Date.

May 2024 Notes

On May 21, 2024, Adagio issued a $3.0 million convertible promissory note (“May 2024 Notes”) to Perceptive PIPE Investor that matures upon the termination of the Business Combination Agreement in accordance with its terms. It accrues simple interest at eight percent (8.0%) per annum.
Effective upon the closing of the Business Combination, the May 2024 Notes automatically converted into shares of New Adagio Common Stock that were issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

June 2024 Notes

On June 25, 2024, Adagio issued a $2.5 million convertible promissory note (“June 2024 Notes”) to Perceptive PIPE Investor that matures upon the termination of the Business Combination Agreement in accordance with its terms. It accrues simple interest at eight percent (8.0%) per annum.

Effective upon the closing of the Business Combination, the June 2024 Notes automatically converted into shares of New Adagio Common Stock that were issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

July 2024 Note

On July 24, 2024, Adagio issued a $1.0 million convertible promissory note (“July 2024 Notes”) to Perceptive PIPE Investor that would mature upon the termination of the Business Combination Agreement in accordance with its terms. It accrued simple interest at eight percent (8.0%) per annum.

Effective upon the closing of the Business Combination, the July 2024 Notes automatically converted into shares of New Adagio Common Stock that were issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

SVB Term Loan

In February 2023, we entered into an agreement with Silicon Valley Bank to borrow an initial term loan advance of $3.0 million and a right to borrow a subsequent term loan advance of $2.0 million. The loans mature on January 1, 2025. In conjunction with the SVB Term Loan, we issued warrants to acquire 32,720 common stock shares in February 2023, and distributed additional warrants to acquire 16,360 common stock shares as of June 30, 2023. (Refer to Note 8-Warrants in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional details). The SVB Term Loan was paid off by Adagio at the Closing.

Cash Flows

The following table shows a summary of our cash flows for each of the periods shown below:

	Three months ended March 31,		Year Ended December 31,
(In thousands)	2024	2023	2023	2022
Statement of cash flows data:
Net Cash Used in Operating Activities	$(6,739)	$(6,397)	$(25,652)	$(22,412)
Net Cash Used in Investing Activities	(162)	(65)	(340)	(500)
Net Cash Provided by Financing Activities	9,571	3,018	21,875	9,525
Effect of Foreign Currency Translation on cash	30	(18)	(47)	81
Net Increase / (Decrease) in Cash and Cash Equivalents	$2,700	$(3,462)	$(4,164)	$(13,306)

Comparison of Results for the Three-Month Periods Ended March 31, 2024 and 2023 (unaudited)

Cash Flows Used in Operating Activities

Net cash used in operating activities for the three months ended March 31, 2024 was $6.7 million, consisting primarily of a net loss of $8.0 million as adjusted for non-cash items of $(1.0) million, and a net change in our net operating assets and liabilities of $2.3 million. Non-cash items primarily consisted of $0.3 million in depreciation and amortization, $0.1 million in stock-based compensation, $0.1 million related to the provision of inventory impairment, and offset by a gain of $1.7 million resulted from the change in fair value of convertible notes payable. Changes in our net operating assets and liabilities year-over-year, was primarily due to a $0.9 million increase in accounts payable, a $0.7 million increase in accrued liabilities, a $0.2 million increase in accrued transaction costs, and a $0.7 million increase in other accrued liabilities, which were primarily driven by the increase in transaction costs related to the Business Combination.

Net cash used in operating activities for the three months ended March 31, 2023 was $6.4 million, consisting primarily of a net loss of $9.3 million as adjusted for non-cash items of $2.7 million, and a net change in our net operating assets and liabilities of $0.2 million. Non-cash items primarily consisted of a loss of $2.4 million related to the change in fair value of convertible notes payables, $0.1 million in depreciation and amortization, and a $0.1 million in stock-based compensation. Changes in our net operating assets and liabilities year-over-year, was primarily due to a $0.2 million increase in accrued transaction costs, and a $0.2 million increase in other accrued liabilities, offset by a $0.2 million decrease in accrued liabilities. The changes were primarily driven by the increase in payroll expenses, and the increase in transaction costs related to the Business Combination.

Cash Flow Used in Investing Activities

Net cash used in investing activities for the three months ended March 31, 2024 was $0.2 million as compared to $0.1 million for the three months ended March 31, 2023. The increase of $0.1 million is primarily due to increased purchase of property and equipment in 2024.

Cash Flow Provided by Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2024 was $9.6 million as compared to $3.0 million for the three months ended March 31, 2023. The increase of $6.6 million is primarily due to receiving $7.0 million from the issuance of the 2024 Bridge Financing Note, and $3.0 million from the additional draw of the November 2023 Notes, during the three months ended March 31, 2024; whereas during the three months ended March 31, 2023, there was $3.0 million cash proceeds received from the issuance of the SVB Term Loan. Additionally, net cash provided is further offset by $0.4 million repayment of the SVB Term Loan during the three months ended March 31, 2024.

Comparison of Results for the Years Ended December 31, 2023 and 2022 (audited)

Cash Flows Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2023 was $25.7 million, consisting primarily of a net loss of $38.1 million as adjusted for non-cash items of $9.7 million, and a net change in our net operating assets and liabilities of $2.8 million. Non-cash items primarily consisted of a $8.5 million change in fair value of convertible notes payables, $0.5 million in depreciation and amortization, $0.2 million non-cash operating lease expense, and a $0.4 million in stock-based compensation. Changes in our net operating assets and liabilities year-over-year, was primarily due to a $2.8 million increase in accounts payable, a $0.9 million increase in accrued liabilities, a $0.4 million increase in accrued transaction costs, and a $1.4 million increase in other accrued liabilities, which were primarily driven by the increase in payroll expenses, and the increase in transaction costs related to the Business Combination; the changes was offset by a $3.0 million increase in inventory.

Net cash used in operating activities for the year ended December 31, 2022 was $22.4 million, consisting primarily of a net loss of $23.7 million as adjusted for non-cash items of $0.9 million, and a net change in our net operating assets and liabilities of $0.3 million. Non-cash items primarily consisted of $0.5 million in depreciation and amortization, and a $0.4 million in stock-based compensation. Changes in our net operating assets and liabilities year-over-year, was primarily due to a $0.4 million increase in accounts payable, and a $0.2 million increase in accrued liabilities, which were primarily driven by the increase in payroll expenses, professional fees, and the expenditures in research and development; the changes was offset by a $0.3 million increase in prepaid expenses and other current assets.

Cash Flow Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 was $0.3 million as compared to $0.5 million for the year ended December 31, 2022. The decrease of $0.2 million is primarily due to decreased activities in purchasing property and equipment in 2023.

Cash Flow Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2023 was $21.9 million as compared to $9.5 million for the year ended December 31, 2022. The increase of $12.4 million is due to receiving $20.0 million and $3.0 million in proceeds from issuance of convertible notes payable and proceeds from issuance of SVB Term Loan, respectively, net by a $1.2 million repayment of non-convertible term loan during the year ended December 31, 2023; whereas during the year ended December 31, 2022, the proceeds from issuance of convertible notes payable is $9.5 million.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not exposed to the financing, liquidity, market, or credit risk that could arise if we had engaged in those types of relationships.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in our audited consolidated financial statements and accompanying notes included elsewhere in the Proxy Statement/Prospectus. We base our estimates on historical experience, current business factors and various other assumptions that we believe are necessary to consider forming a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and the disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates.

Accordingly, the accounting estimates used in the preparation of our audited consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our audited consolidated financial statements.

On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2-Summary of Significant Accounting Policies to our consolidated financial statements. These are the policies that we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Stock-Based Compensation

We recognize compensation expense for all stock-based awards issued to employees and non-employees based on the estimated grant-date fair value, which is recognized as expense on a straight-line basis over the requisite service period. We have elected to recognize forfeitures as they occur. The fair value of stock options is determined using the Black-Scholes option-pricing model. The determination of fair value for stock-based awards on the date of grant using an option-pricing model requires management to make certain assumptions including expected volatility, expected term, risk-free interest rate and expected dividends in addition to our common stock valuation. The assumptions used in calculating the fair value of stock-based awards represent our best estimates and involve inherent uncertainties and the application of our judgment.

All stock-based compensation costs are recorded in cost of products sold, research and development expense or selling, general, and administrative expense in the consolidated statements of operations and comprehensive loss based upon the respective employee’s or non-employee’s roles.

Common Stock Valuations

Due to the absence of a public trading market, we determined the fair value of our common stock by considering numerous objective and subjective factors. The factors considered include, but are not limited to:

(i)	the results of contemporaneous independent third-party valuations of our common stock;

(ii)	the prices, rights, preferences and privileges of our preferred stock relative to those of our common stock;

(iii)	the lack of marketability of our common stock;

(iv)	actual operating and financial results;

(v)	current business conditions and projects; and

(vi)	the likelihood of achieving a liquidity event

As of March 31, 2024 and December 31, 2023, the fair value of our common stock was determined with probability weighted expected return method (“PWERM”), which assessed the probability weighted depending on different scenarios. As of March 31, 2024, the valuation was based on the scenario (i) bankruptcy/suboptimal sale scenario reflecting a zero return to common shareholders, with 10% probability, (ii) an “as converted” merger with an 80% probability, and (iii) a delayed but successful liquidity event per the option pricing method, with 10% probability. As of December 31, 2023, the valuation was based on the scenario (i) the bankruptcy/suboptimal sale scenario reflecting a zero return to common shareholders, with 20% probability (ii) a consummation of a business combination transaction with a SPAC, with 40% probability, and (iii) a delayed but successful liquidity event per the option pricing method, with 40% probability.

As of March 31, 2024, in determining the value under the “as converted” merger, we utilized (i) a diluted equity value of $37.0 million and (ii) all dilutive instruments are expected to convert or be exercised resulting in 6,366,837 total common shares outstanding.

As of December 31, 2023, in determining the value under the consummation of a business combination transaction with a SPAC scenario, we utilized the preliminary terms of the letter of intent with such SPAC that (i) the transaction based on diluted equity value of $38.8 million and (ii) all dilutive instruments are expected to convert or be exercised resulting in 6,369,633 total common shares outstanding.

The valuation under the scenario of a delayed but successful liquidity event per the option pricing method was determined by the fair value per share at a marketable basis applied by a discount for lack marketability (“DLOM”). The fair value per share at a marketable basis was determined using the interval option value allocation approach. The DLOM was determined based on Finnerty put option model, marketability factors and restricted stock studies.

The significant unobservable inputs into the valuation model include:

•	the timing of potential events (for example, a consummation of a business combination transaction with a SPAC) and their probability of occurring;

•	the selection of guideline public company multiples; and

•	a discount for the lack of marketability of the common stock.

An increase or decrease in any of the unobservable inputs in isolation could result in a material change. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

Convertible Notes Valuation

As permitted under ASC 825, Financial Instruments (“ASC 825”), Adagio elected the fair value option to account for the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes and the 2024 Bridge Financing Note in order to measure those liabilities at amounts that more accurately reflect the current economic environment in which Adagio operates.

Adagio recorded the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes and the 2024 Bridge Financing Note at fair value at issuance and subsequently remeasures them to fair value at each reporting period. Changes in fair value are recognized as convertible notes fair value adjustment in the statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the issuance of the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes and the 2024 Bridge Financing Note were expensed as incurred (i.e., not recognized as deferred costs). Refer to Note 3-Fair Value Measurements in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional detail.

As of March 31, 2024, Adagio calculated the value of the convertible notes based on the equity value from 409(a) valuations, considering the expected payoff of the convertible notes upon different types of events.

Utilizing the PWERM, Adagio assessed the probability that the October 2022 Convertible Notes would be converted to common stock through the result of a mandatory prepayment, PIPE Financing, or no PIPE Financing and no Qualified Financing (refer to Note 7-Debt in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional detail), weighted with a probability of 10%, 80% and 10%, respectively, as of March 31, 2024.

Utilizing the PWERM, Adagio assessed the probability that the April 2023 Notes and November 2023 Notes would be converted to common stock through the result of a liquidation event, PIPE Financing, or no PIPE Financing and no Qualified Financing, weighted with a probability of 10%, 80% and 10%, respectively, as of March 31, 2024. Adagio also implied a credit spread by calibrating the value of the April 2023 Notes at issuance to the par value and then adjusted the calibrated credit spread for seniority difference and the market related movements as appropriate.

Utilizing the PWERM, Adagio assessed the probability that the 2024 Bridge Financing Note would be converted to common stock as a result of a liquidation event, consummation of a transaction, or no transaction and no Qualified Financing, weighted with a probability of 10%, 80% and 10% as of March 31, 2024.

As of December 31, 2023, Adagio calculated the value of the convertible notes based on the equity value from 409(a) valuations, considering the expected payoff of the convertible notes upon different types of events.

Utilizing the PWERM, Adagio assessed the probability that the October 2022 Convertible Notes would be converted to common stock through the result of mandatory prepayment, Private Investment in PIPE Financing, or no PIPE Financing and no Qualified Financing, weighted with a probability of 20%, 40% and 40%, respectively, as of December 31, 2023.

Utilizing the PWERM, Adagio assessed the probability that the April 2023 Notes and the November 2023 Notes would be converted to common stock as a result of a liquidation event, PIPE Financing, or no PIPE Financing & no Qualified Financing, weighted with a probability of 20%, 40% and 40% as of December 31, 2023. Adagio also implied a credit spread by calibrating the value of the April 2023 Notes at issuance to the par value and then adjusted the calibrated credit spread for seniority difference and the market related movements as appropriate.

Additional assumptions used to estimate the fair value include: (i) the expected timing of the conversion, (ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, (iii) expected volatility, (iv) risk-free interest rate, and (v) the discount rate, based on the observed option-adjusted spread (OAS) data of traded bonds rated CCC-.

Warrants

Adagio accounts for certain common stock warrants outstanding as warrant liabilities at fair value, determined using the Black-Scholes option pricing model based on the common stock value from 409(a) valuation. The assumption used to estimate the fair value include: (i) expected volatility, (ii) risk-free interest rate, (iii) expected dividend yield, and (iv) expected term.

The liability is subject to re-measurement at each reporting period and any change in fair value is recognized in the condensed consolidated statements of operations and comprehensive loss. See Note 8-Warrants in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional information related to the warrants.

Term Loan

Adagio accounts for the SVB Term Loan at residual value on the date of issuance. The expected life of the SVB Term Loan is the contractual term ending on the maturity date. Adagio classifies the term loan as current liabilities within twelve months of the maturity date or when otherwise due. Interest expense is recognized in the consolidated statements of operations and comprehensive loss over the contractual term of the loan. See Note 7-Debt in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for additional information related to the SVB Term Loan.

Convertible Preferred Stock

Adagio records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. Upon the occurrence of certain events that are outside our control, including a deemed liquidation event, holders of the convertible preferred stock can cause redemption for cash. As the preferred stock is considered to be contingently redeemable, the preferred stock has been classified outside of permanent equity. The preferred stock will be accreted to its redemption value if the deemed liquidation events are considered probable of occurring.

Strategic Realignment of Resources and Corporate Restructuring

On December 1, 2023, Adagio’s management approved a strategic realignment of resources and corporate restructuring (the “RIF”) designed to reallocate capital, conformant to its business focus for the next two years. As part of the RIF, Adagio initiated a reduction in its current workforce of 20 employees, representing approximately 19% of Adagio’s employees, which was completed on December 15, 2023. In compliance with the Worker Adjustment and Retraining Notification Act, Adagio has provided termination notices to affected employees and government authorities if required.

Adagio made no payment for severance or related benefit costs. Adagio made no payment of retention bonuses.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (ii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Qualitative and Quantitative Disclosures About Market Risk

We have operations primarily within the United States and we are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Our revenue generated in Europe, as well as costs and expenses denominated in Euro, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. We are exposed to foreign currency risks related to our revenue and operating expenses, along with certain intercompany transactions, denominated in Euro. Accordingly, changes in exchange rates may negatively affect our future revenue and other operating results as expressed in U.S. dollars. We do not believe that foreign currency exchange risk has had a material effect on our business, results of operations or financial condition.

Recent Accounting Pronouncements

See Note 2-Summary of Significant Accounting Policies in our condensed consolidated financial statements for the periods ended March 31, 2024 and December 31, 2023 for a description of recent accounting pronouncements applicable to our financial statements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of New Adagio Common Stock immediately following consummation of the Transactions by:

•	each person known by New Adagio to be the beneficial owner of more than 5% of shares of New Adagio issued and outstanding immediately following the consummation of the Transactions;

•	each of New Adagio’s executive officers and directors;

•	all executive officers and directors of New Adagio as a group after consummation of the Transactions.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Based on the information provided to New Adagio, New Adagio believes that each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. Unless otherwise noted, the business address of each of the directors and executive officers of New Adagio is 26051 Merit Circle, Suite 102, Laguna Hills, CA. The percentage of beneficial ownership of New Adagio is calculated based on 13,387,636 shares of New Adagio Common Stock outstanding immediately after giving effect to the Business Combination.

Name and Address of Beneficial Owners	Number of Shares	%
Olav Bergheim(1)	234,134	1.75
Hakon Bergheim(2)	8,539	*
John Dahldorf	—	—
James L. Cox	36,698	*
Sandra Gardiner	—	—
Keyvan Mirsaeedi-Farahani	—	—
Timothy Moran	—	—
Shahram Moaddeb	—	—
Orly Mishan	—	—
All directors and executive officers as a group (nine individuals)	279,371	2.09
Five Percent Holders of New Adagio After Consummation of the Business Combination
Perceptive Life Sciences Master Fund, Ltd.(3)	12,605,466	66.93
ARYA Sciences Holdings IV(4)	2,354,100	17.58
RA Capital Management, L.P.(5)	1,337,813	9.99
Shaolin Capital Management LLC(6)	887,015	6.43

Less than one percent.
(1)
Consists of (i) 212,053 shares of New Adagio Common Stock held of record by Fjordinvest LLC (“Fjordinvest”) and (ii) 22,081 shares of New Adagio Common Stock held of record by Micro NV LLC (“Micro NV”). Olav Bergheim is the current President of Fjordinvest and Micro NV and, as such, has voting and investment discretion over the shares held by Fjordinvest and Micro NV.

(2)
Consists of (i) 7,539 shares of New Adagio Common Stock issued to Hakon Bergheim in exchange for the shares of Adagio Common Stock held by Hakon Bergheim immediately prior to the closing of the Business Combination, and (ii) 1,000 In-the-Money Adagio Options.

(3)
Consists of (i) 7,160,397 shares of New Adagio Common Stock and (ii) the Base Warrants exercisable into 5,445,069 shares of New Adagio Common Stock. Excludes (i) the New Adagio Convertible Notes convertible into 700,000 shares of New Adagio Common Stock and (ii) the Convert Warrants exercisable into 525,000 shares of New Adagio Common Stock, which are not exercisable within 60 days of July 31, 2024 by virtue of the beneficial ownership limitations described below. The New Adagio Convertible Notes and Convert Warrants provide for limitations on conversion and exercise, respectively, such that the holder along with the other Attribution Parties (as defined therein) may not beneficially own more than 4.99% of the shares of New Adagio Common Stock outstanding immediately after giving effect to such conversion and exercise, respectively. The business address of the Perceptive PIPE Investor is 51 Astor Place, 10th Floor, New York, NY 10003.

(4)
Does not include the 1,147,500 shares of New Adagio Common Stock which are subject to Share Trigger Price Vesting and will vest if, prior to the tenth anniversary of the Closing, the post-Closing share price of New Adagio Common Stock equals or exceeds $24.00 per share for any 20 trading days within any 30 trading day period. The Sponsor is governed by a board of directors consisting of two directors, Adam Stone and Michael Altman. As such, Messrs. Stone and Altman have voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have shared beneficial ownership of the shares of New Adagio Common Stock held directly by the Sponsor. The securities are directly held by Perceptive Life Sciences Master Fund, Ltd. (the "Master Fund"). Perceptive Advisors LLC (the "Advisor") serves as the investment manager of the Master Fund. Joseph Edelman ("Mr. Edelman") serves as the managing member of the Advisor. The business address of the Sponsor is 51 Astor Place, 10th Floor, New York, NY 10003.

(5)
Consists of (i) 1,333,926 shares of New Adagio Common Stock and (ii) the Pre-Funded Warrants exercisable into 3,887 shares of New Adagio Common Stock issued to RA Capital Healthcare Fund, L.P. (RA Healthcare) and RA Capital Nexus Fund II, L.P. (RA Nexus) in connection with the PIPE Financing, the conversion of the Adagio Convertible Notes held by RA Healthcare and RA Nexus and the conversion of the pre-Business Combination shares of Adagio Common Stock held by RA Healthcare, RA Nexus, and a separately managed account.

Excludes (i) the Pre-Funded Warrants exercisable into 666,113 shares of New Adagio Common Stock issued to RA Healthcare in connection with the PIPE Financing and (ii) the Base Warrants exercisable into an aggregate of 1,200,000 shares of New Adagio Common Stock issued to RA Healthcare and RA Nexus in connection with the PIPE Financing, which warrants are not exercisable within 60 days of July 31, 2024 by virtue of the beneficial ownership limitations described below. RA Capital Management, L.P., or RA Capital, is the investment manager for RA Healthcare, RA Nexus, and the separately managed account. The general partner of RA Capital is RA Capital Management GP, LLC, or RA Capital GP, of which Peter Kolchinsky and Rajeev Shah are the managing members. RA Capital, RA Capital GP, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held of record by RA Healthcare, RA Nexus, and the separately managed account. RA Capital, RA Capital GP, Peter Kolchinsky, and Rajeev Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116. The Pre-Funded Warrants and Base Warrants provide for limitations on their respective exercise such that the holder along with the other Attribution Parties (as defined therein) may not beneficially own more than 9.99% of the shares of New Adagio Common Stock outstanding immediately after giving effect to such exercise.
(6)
Consists of (i) 480,855 shares of New Adagio Common Stock and (ii) the Base Warrants exercisable into 406,160 shares of New Adagio Common Stock beneficially held by Shaolin Capital Management LLC, a company incorporated under the laws of State of Delaware, which serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd. a Cayman Islands exempted company, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC being managed accounts advised by the Shaolin Capital Management LLC, as reported on the Schedule 13G filed on February 14, 2024. Shaolin Capital Management LLC is deemed to have sole voting and dispositive power with respect to the Class A ordinary shares beneficially held by it, as reported on the Schedule 13G filed on February 14, 2024. The business address for the reporting person is 230 NW 24th Street, Suite 603, Miami, FL 33127.

Directors and Executive Officers

The following sets forth certain information concerning the directors and executive officers of New Adagio immediately following consummation of the Transactions:

Name	Age	Position
Executive Officers
Olav Bergheim	74	Chief Executive Officer and Chairman
John Dahldorf	68	Chief Financial Officer
Hakon Bergheim	42	Chief Operating Officer
Non-Employee Directors
James L. Cox, M.D.	81	Director
Keyvan Mirsaeedi-Farahani, M.D.	37	Director
Timothy Moran	52	Director
Shahram Moaddeb	64	Director
Orly Mishan	51	Director

Executive Officers

Olav Bergheim, 74, has served as the Chairman of the Board and Chief Executive Officer of Adagio since January 2011. Mr. Bergheim will serve as the Chief Executive Officer and is anticipated to be appointed as Chairman of the Board of Directors of New Adagio. Mr. Bergheim is the Founder and Managing Director of Fjord Ventures LLC (“Fjord Ventures”), a life science accelerator company which contains several companies in its portfolio including Adagio, each of which was founded by Mr. Bergheim. Prior to starting Fjord Ventures, Mr. Bergheim was the General Partner of Domain Associates from 1995 to 2005, where he created Creation Initiative, which led the formation of several companies including Chimeric Therapies, Inc., VenPro, 3F Therapeutics, Inc. (acquired by Medtronic), Orqis Medical Corporation, Vessix Vascular, Inc. (acquired by Boston Scientific), Volcano Therapeutics, Inc. (acquired by Phillips), and Glaukos Corporation (Nasdaq: GKOS). In addition, since June 2006, Mr. Bergheim has served as Chairman of the Board of Directors and as a member of the compensation committee of Sonedo, Inc., a dental technology company that he co-founded, Mr. Bergheim holds a Bachelor of Science and a Master of Science degree in pharmacy from the University of Oslo, Norway, and completed the Executive Master of Business Administration program at the University of Virginia’s Darden School of Business. We believe Mr. Bergheim is qualified to serve as a director of New Adagio due to his business and leadership experience and deep knowledge of Adagio as its founder.

John Dahldorf, 68, has served as the Chief Financial Officer of Adagio since May 2023. Mr. Dahldorf will serve as the Chief Financial Officer of New Adagio. Prior to Adagio, from October 2017 to March 2023, Mr. Dahldorf served as Chief Financial Officer of SCN BestCo, a nutraceutical company that develops and manufactures pharmaceutical dosage forms for the OTC marketplace, where he oversaw all aspects of finance and information technology functions. In addition, since December 2021, Mr. Dahldorf has served as a Director, Chairperson of the audit committee and member of the compensation committees of Hyperfine Inc., a medical technology company. Mr. Dahldorf holds a Master of Business Administration and a Bachelor of Business degree in finance from Western Illinois University.

Hakon Bergheim, 42, joined Adagio in September 2012 and has served as the Chief Operating Officer since January 2018. Mr. Bergheim will serve as the Chief Operating Officer of New Adagio. Mr. Bergheim oversaw the development of every function within Adagio. Prior to Adagio, Mr. Bergheim was employed at Edwards Lifesciences in both Quality and Manufacturing from 2007 to 2010. Mr. Bergheim holds a Bachelor of Science degree in Chemical Engineering from the University of California Irvine and a Master of Business Administration degree from the University of Southern California.

Non-Employee Directors

James L. Cox, M.D., 81, is a founder of Adagio and has served as a director since January 2011 and as a consultant to Adagio since September 2012. Dr. Cox is a cardiac surgeon, scientific investigator and medical device entrepreneur who pioneered the field of surgical intervention for cardiac arrhythmias, including the eponymous Cox-Maze procedure for the treatment of atrial fibrillation. Dr. Cox has served as the Surgical Director of the Center for Heart Rhythm Disorders at the Bluhm Cardiovascular Institute and the Visiting Professor of Surgery at the Feinberg School of Medicine at Northwestern University since January 2017, and as a full-time Professor of Surgery at the Feinberg School of Medicine at Northwestern University since September 2018. From 1983 to 1997, Dr. Cox served as Professor of Surgery and Chief of the Division of Cardiothoracic Surgery at Washington University School of Medicine and Cardiothoracic Surgeon-in-Chief at Barnes Hospital in St. Louis. During this tenure, he became the first Evarts A. Graham Professor of Surgery and Vice-Chair of the Department of Surgery. From 2006 to December 2016, Dr. Cox was the Emeritus Evarts A. Graham Professor of Surgery at Washington University in St. Louis. Dr. Cox was also previously Professor and Chairman of the Department of Thoracic and Cardiovascular Surgery at Georgetown University Medical Center and Associate Professor of Surgery at Duke University Medical Center. In addition to Adagio, Dr. Cox currently serves on the boards of directors of PAVmed, Inc. (Nasdaq: PAVM) since January 2015, and Lucid Diagnostics, Inc. (Nasdaq: LUCD) since May 2018. Dr. Cox is also the Founder and served as Chairman of the Board of Directors of the World Heart Foundation from 2000 to 2012. Dr. Cox received his general and cardiothoracic surgical training at Duke University School of Medicine, during which time he spent two years in the U.S. Army Medical Corps. Dr. Cox received his M.D. from the University of Tennessee, where he received the Alpha Omega Alpha Distinguished Graduate Award. We believe Dr. Cox is qualified to serve as a director of New Adagio due to his distinguished career as a world-renowned cardiac surgeon and scientific investigator, his recognition as a thought leader and innovator both as a surgeon and medical device entrepreneur, his extensive experience in the medical device industry and his widespread relationships in all segments of the healthcare community.

Keyvan Mirsaeedi-Farahani, MD, 37, joined Perceptive Advisors in 2016 and is a Managing Director on the investment team. Dr. Mirsaeedi-Farahani’s focus is on early and late stage therapeutics, and early stage medical devices. Prior to joining Perceptive Advisors, Dr. Mirsaeedi-Farahani was a Business Analyst at McKinsey & Company from 2009 to 2011. Dr. Mirsaeedi-Farahani earned an MD from the Perelman School of Medicine at the University of Pennsylvania, an MBA from the Harvard Business School, and dual BS/BBA degrees from the University of Michigan. We believe Dr. Mirsaeedi-Farahani is qualified to serve as a director of New Adagio due to his broad operational and transactional experience.

Timothy Moran, 52, is the President and Chief Executive Officer of Avertix Medical since May 2023. Previously, Mr. Moran served as the Chief Executive Officer and director of Motus GI Holdings Inc. (Nasdaq: MOTS) between in October 2018 and May 2023, and is currently the Chairman of the board of directors. From October 2015 to September 2018, Mr. Moran served as President of the Americas, ConvaTec Group Plc (LON: CTEC) (“ConvaTec”), an international medical products and technologies company. Prior to his employment at ConvaTec, Mr. Moran held roles in sales, marketing and general management over the course of eighteen years at Covidien plc (“Covidien”), an Irish-headquartered global health care products company and manufacturer of medical devices and supplies. While at Covidien, until September 2015, Mr. Moran served simultaneously as Vice President and General Manager of both the SharpSafety and Monitoring & Operating Room divisions. Following the 2015 acquisition of Covidien by Medtronic plc (NYSE: MDT), Mr. Moran was named the Global Vice President and General Manager of the Patient Care and Safety Division. Mr. Moran earned a B.A. in Organizational Communication at The State University of New York at Geneseo. We believe Mr. Moran is qualified to serve as a director of New Adagio due to his broad commercial experience and leadership in the medical technology sector.

Shahram Moaddeb, 63, has over 30 years of experience and leadership in the global medical device sector including both large and small companies. Mr. Moaddeb is the founder of Adventus Ventures, LLC, a medical technology incubator and early investment company, and has served as chairman of its board of directors since January 2017. He has also served as the CEO and chairman of the board of directors for Allevion Therapeutics Inc, since January 2018, and the chairman of the board of directors for Pressao Medical, Inc since January 2018 and Vascular health, Inc since January 2020. Mr. Moaddeb held senior level R&D positions for 20 years in the field of electrophysiology with Biosense Webster, Inc., a Johnson & Johnson company, from 1996 to 2004 and from 2009 to 2011, and Pacesetter, Inc. (d/b/a St. Jude Medical CRMD), a St. Jude Medical Company, from 1986 to 1996. Mr. Moaddeb earned an M.S. in Physics from Pittsburg State University. We believe that Mr. Moaddeb’s broad operational and transactional experience make him well qualified to serve as a director of New Adagio.

Orly Mishan, 51, joined Perceptive Advisors in March 2022 as Managing Director, Perceptive Discovery. Ms. Mishan has over 25 years of device and biopharma industry experience in large and small companies as well as investment firms. She was a senior advisor of Cerevel Therapeutics between April and June 2021, and served as its Chief Business Officer between July 2019 and March 2021. Previously, from January 2017 to July 2019, Ms. Mishan served as a principal at Bain Capital Life Sciences (BCLS). As part of the founding team of BCLS, Ms. Mishan led their investment in Kestra Medical in 2017 and currently serves on its board of directors. Prior to joining Bain Capital Life Sciences, Ms. Mishan held roles of increasing responsibility at Biogen Inc. from December 2015 to January 2017, most recently as the Vice President of Corporate Strategy. From June 2004 to September 2014, Ms. Mishan held various leadership positions at Boston Scientific, most recently as Director, Healthcare Solutions. Ms. Mishan began her career as a business analyst at McKinsey & Company and transitioned to a role in the healthcare industry at Pfizer Pharmaceuticals. Ms. Mishan received her B.A. in economics and political science from Columbia College, Columbia University. We believe Ms. Mishan is qualified to serve as a director of New Adagio due to her broad operational and transactional experience.

Sandra Gardiner, 58, is a partner at FLG Partners, a leading CFO services firm in the Silicon Valley and a skilled business and finance executive with over 30 years of experience as an EVP and CFO at private and public companies in the life sciences sector. She served as the Chief Financial Officer, Executive Vice President of Finance and Administration, Secretary and Treasurer of Pulse Biosciences, Inc. (Nasdaq: PLSE), a bioelectric medicine company, between November 2019 and November 2022, and a director of Lucira Health, Inc. (Nasdaq: LHDX) between August 2020 and February 2023. From December 2017 to November 2019, Ms. Gardiner was the Executive Vice President and Chief Financial Officer of Cutera, Inc. (Nasdaq: CUTR), a publicly traded global aesthetic company. Prior to that, she held CFO roles in both domestic and global companies, operating as a director to international subsidiaries throughout Europe, Asia Pacific and Latin America. Ms. Gardiner’s tenure includes leadership positions at development-stage, pre-commercial to enterprise, commercial biotech and medtech companies. Through FLG Partners, Ms. Gardiner serves in an executive capacity to various companies. Ms. Gardiner holds a B.A. in Management Economics from the University of California, Davis. We believe that Sandra Gardiner qualifies to serve as a director of New Adagio due to her broad operational experience in the life sciences sector.

Family Relationships

Olav Bergheim, the Chief Executive Officer and a director of New Adagio, is father to Hakon Bergheim, the Chief Operating Officer of New Adagio. There are otherwise no family relationships among any of the expected directors and executive officers of New Adagio.

Independence of Our Board of Directors

Under the Nasdaq listing standards, a majority of the members of the Board must qualify as “independent,” as affirmatively determined by the Board. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each individual serving on the Board other than Olav Bergheim qualifies as an “independent director” under Nasdaq listing standards.

Committees of the Board of Directors

The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee

We established an audit committee of the Board. Ms. Gardiner and Messrs. Moaddeb and Moran serve as members of our audit committee. The Board has determined that each of Ms. Gardiner and Messrs. Moaddeb and Moran is independent. Ms. Gardiner serves as the Chairperson of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and the Board has determined that Ms. Gardiner qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee is responsible for, among other things:

•	selecting, retaining, compensating, evaluating, overseeing and, where appropriate, terminating New Adagio’s independent registered public accounting firm;

•	reviewing and approving the scope and plans for the audits and the audit fees and approving all non-audit and tax services to be performed by the independent registered public accounting firm;

•	evaluating the independence and qualifications of New Adagio’s independent registered public accounting firm;

•	reviewing the New Adagio financial statements, and discussing with management and New Adagio’s independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•
reviewing and discussing with management and New Adagio’s independent registered public accounting firm the quality and adequacy of New Adagio’s internal controls and New Adagio’s disclosure controls and procedures;

•	discussing with management New Adagio’s procedures regarding the presentation of New Adagio’s financial information, and reviewing earnings press releases and guidance;

•	overseeing the design, implementation and performance of New Adagio’s internal audit function, if any;

•	setting hiring policies with regard to the hiring of employees and former employees of New Adagio’s independent registered public accounting firm and overseeing compliance with such policies;

•	reviewing, approving and monitoring related party transactions;

•	reviewing and monitoring compliance with New Adagio’s Code of Business Conduct and Ethics and considering questions of actual or possible conflicts of interest of New Adagio’s directors and officers;

•
adopting and overseeing procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by New Adagio’s employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and discussing with management and New Adagio’s independent registered public accounting firm the adequacy and effectiveness of New Adagio’s legal, regulatory and ethical compliance programs; and

•	reviewing and discussing with management and New Adagio’s independent registered public accounting firm New Adagio’s guidelines and policies to identify, monitor and address enterprise risks.

The audit committee operates under a written charter, which became effective upon the consummation of the Business Combination and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee

We established a compensation committee of the Board. The members of our compensation committee are Mr. Moaddeb, Ms. Mishan and Mr. Moran. Mr. Moaddeb serves as the chairperson of the compensation committee. The Board has determined that each of Mr. Moaddeb, Ms. Mishan and Mr. Moran is independent.

The compensation committee is responsible for, among other things:

•	reviewing and approving or recommend to the New Adagio Board for approval the compensation for the New Adagio executive officers, including the New Adagio chief executive officer;

•	reviewing, approving and administering the New Adagio employee benefit and equity incentive plans;

•	advising the New Adagio Board on stockholder proposals related to executive compensation matters;

•	establishing and reviewing the compensation plans and programs of New Adagio’s employees, and ensuring that they are consistent with New Adagio’s general compensation strategy;

•	overseeing the management of risks relating to executive compensation plans and arrangements;

•	monitoring compliance with any stock ownership guidelines;

•	approving the creation or revision of any clawback policy;

•	reviewing and approving or recommending to the New Adagio Board for approval non-employee director compensation; and

•	reviewing executive compensation disclosure in New Adagio’s SEC filings and preparing the compensation committee report required to be included in New Adagio’s annual proxy statement.

The compensation committee operates under a written charter, which became effective upon the consummation of the Business Combination and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

We established a nominating and corporate governance committee of the Board. The members of our nominating and corporate governance committee are Mr. Mirsaeedi-Farahani, Ms. Mishan and Mr. Cox. Mr. Mirsaeedi-Farahani serves as chairperson of the nominating and corporate governance committee. The Board has determined that each of Mr. Mirsaeedi-Farahani, Ms. Mishan and Mr. Cox is independent.

The nominating and corporate governance committee is responsible for, among other things:

•	reviewing, assessing and making recommendations to the New Adagio Board regarding desired qualifications, expertise and characteristics sought of board members;

•	identifying, evaluating, selecting or making recommendations to the New Adagio Board regarding nominees for election to the New Adagio Board;

•	developing policies and procedures for considering stockholder nominees for election to the New Adagio Board;

•	reviewing New Adagio’s succession planning process for the New Adagio chief executive officer and any other members of the New Adagio executive management team;

•	reviewing and making recommendations to the New Adagio Board regarding the composition, organization and governance the New Adagio Board and its committees;

•	reviewing and making recommendations to the New Adagio Board regarding the New Adagio corporate governance guidelines and corporate governance framework;

•	overseeing director orientation for new directors and continuing education for the New Adagio directors;

•	overseeing New Adagio’s Environmental, Social and Governance (“ESG”) programs and related disclosures and communications;

•	overseeing the evaluation of the performance of the New Adagio Board and its committees; and

•	administering policies and procedures for communications with the non-management members of the New Adagio Board.

The  nominating and corporate governance committee operates under a written charter, which became effective upon the consummation of the Business Combination and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Executive Compensation

A description of the compensation of the named executive officers of Adagio and the compensation of the executive officers of ARYA before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the sections titled “Adagio Executive Compensation” beginning on page 287 of the Proxy Statement/Prospectus and the subsection titled “Executive Compensation and Director Compensation and Other Interests” in the section titled “Business of ARYA and Certain Information About ARYA,” beginning on page 224 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.

Director Compensation

A description of the compensation of the directors of Adagio and of ARYA before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the section titled “New Adagio Director Compensation” beginning on page 291 of the Proxy Statement/Prospectus and the subsection titled “Executive Compensation and Director Compensation and Other Interests” in the section titled “Business of ARYA and Certain Information About ARYA” beginning on page 224 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions,” beginning on page 315 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the subsections of the Proxy Statement/Prospectus titled “Legal Proceedings” in the sections titled “Business of ARYA and Certain Information About ARYA” and “Business of Adagio and Certain Information about Adagio,” on page 225 and page 266 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

The New Adagio Common Stock began trading on the Nasdaq under the symbol “ADGM” on August 1, 2024. As of immediately after the Closing Date, there were approximately 42 registered holders of New Adagio Common Stock.

Neither Adagio nor New Adagio has paid any cash dividends on its capital stock. Any decision of New Adagio to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, Adagio’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale of certain unregistered securities, which is incorporated herein by reference.

Description of Company’s Securities

The description of New Adagio’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of New Adagio Securities” beginning on page 332 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Indemnification of Officers and Directors

New Adagio has entered into the Indemnification Agreements with each of its directors and executive officers, in each case effective as of the Closing Date. Each Indemnification Agreement provides for indemnification and advancements by New Adagio of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to New Adagio or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Indemnification Agreements, a form of which is filed as Exhibit 10.8 to this Current Report on Form 8-K and is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

In connection with the Closing of the Business Combination, on July 31, 2024, New Adagio issued (i) 7,951,913 shares of New Adagio Common Stock, 7,528,727 Base Warrants and 670,000 Pre-Funded Warrants to the PIPE Investors pursuant to the Subscription Agreements, for aggregate proceeds of approximately $62.8 million (including $29.5 million of bridge financing used by Adagio Medical prior to the closing of the Business Combination and funds from ARYA’s trust account not redeemed), and (ii) $20,000,000 aggregate principal amount of New Adagio Convertible Notes and 1,500,000 Convert Warrants to the Convert Investors, pursuant to the Convertible Security Subscription Agreement and 2024 Bridge Financing Note Subscription Agreement.

The shares of New Adagio Common Stock and PIPE Warrants issued to the PIPE Investors and the New Adagio Convertible Notes and Convert Warrants issued to the Convert Investors have not been registered under the Securities Act and have been issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

The foregoing descriptions of the Subscription Agreements and Convertible Security Subscription Agreement do not purport to be complete and are qualified in its entirety by the terms and conditions thereof, the forms of which are attached hereto as Exhibits 10.16 and 10.1, respectively, and are incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders

The disclosure set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement/Prospectus in the subsection titled “The Business Combination Agreement” in the section titled “Proposal 1: Business Combination Proposal,” beginning on page 114 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Further reference is made to the information contained in the Introductory Note and Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

Upon the consummation of the Transactions, and in accordance with the terms of the Business Combination Agreement, seven new directors were appointed to the Board. The Board was divided into three staggered classes of directors and each director was assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2025 for Class I directors, 2026 for Class II directors and 2027 for Class III directors. Olav Bergheim and James L. Cox were appointed as Class I directors, Orly Mishan and Shahram Moaddeb were appointed as Class II directors, and Keyvan Mirsaeedi-Farahani, Timothy Moran and Sandra Gardiner were appointed as Class III directors.

Furthermore, effective as of the Effective Time, the Board established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The members of our audit committee are Ms. Gardiner and Messrs. Moaddeb and Moran, and Ms. Gardiner serves as the chairperson of the audit committee. The members of the compensation committee are Mr. Moaddeb, Ms. Mishan and Mr. Moran, and Mr. Moaddeb is the chairperson of the compensation committee. The members of the nominating and corporate governance committee are Mr. Mirsaeedi-Farahani, Ms. Mishan and Mr. Cox, and Mr. Mirsaeedi-Farahani is the chairperson of the nominating and corporate governance committee.

A description of the compensation of the directors of Adagio and of ARYA before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the section titled “New Adagio Director Compensation” beginning on page 291 of the Proxy Statement/Prospectus and the subsection titled “Executive Compensation and Director Compensation and Other Interests” in the section titled “Business of ARYA and Certain Information About ARYA” beginning on page 224 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.

The New Adagio Board or the New Adagio compensation committee will determine the annual compensation to be paid to the members of the New Adagio Board.

Executive Officers

Upon consummation of the Transactions, the following individuals were appointed to serve as executive officers of New Adagio:

Name	Age	Position
Executive Officers
Olav Bergheim	74	Chief Executive Officer and Chairman
John Dahldorf	68	Chief Financial Officer
Hakon Bergheim	42	Chief Operating Officer

Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section titled “Management of New Adagio Following the Business Combination,” beginning on page 292 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Executive Compensation

New Adagio intends to develop an executive compensation program that is designed to align compensation with New Adagio’s business objectives and the creation of stockholder value, while enabling New Adagio to attract, motivate and retain individuals who contribute to the long-term success of New Adagio.

Decisions on the executive compensation program will be made by the New Adagio compensation committee of the New Adagio Board.

New Adagio has adopted the 2024 Equity Incentive Plan, the 2024 Key Employee Equity Incentive Plan and the ESPP.

The 2024 Equity Incentive Plan

New Adagio has adopted the 2024 Equity Incentive Plan. The 2024 Equity Incentive Plan enables New Adagio to provide stock-based incentives that align the interests of employees, consultants and directors with those of the stockholders of New Adagio by motivating its employees to achieve long-term results and rewarding them for their achievements and to attract and retain the types of employees, consultants and directors who will contribute to New Adagio’s long-range success.

The 2024 Equity Incentive Plan became effective upon approval by ListCo's stockholders immediately prior to the consummation of the Business Combination and will remain in effect until the tenth anniversary of its effective date, unless terminated earlier by the New Adagio Board.

The 2024 Equity Incentive Plan authorizes the issuance of up to 4,472,593 shares of New Adagio Common Stock (the “Initial Share Reserve”), plus an annual increase on the first day of each year beginning in 2025 and ending in (and including) 2034 equal to the lesser of (A) five percent (5%) of the shares of New Adagio Common Stock outstanding on a fully diluted basis on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of New Adagio Common Stock as determined by the New Adagio Board or the compensation committee thereof (the sum of such shares of New Adagio Common Stock available for issuance under the 2024 Equity Incentive Plan, the “Total Share Reserve”).

Up to the Initial Share Reserve may be issued under the 2024 Equity Incentive Plan, in the aggregate, through the exercise of incentive stock options.

No non-employee director may be granted awards, during any fiscal year, with respect to shares of New Adagio Common Stock that, together with any cash fees paid to the director during the fiscal year, have a total value that exceeds $750,000 or ($1,000,000 in the fiscal year of their initial service as a non-employee director) (calculating the value of any awards based on the grant date fair value for financial reporting purposes), provided that such limitation shall be applied without regard to awards granted to the non-employee directors during any period in which such individual was an employee of New Adagio or was otherwise providing services to New Adagio other than in the capacity as a non-employee director.

If any outstanding award expires or is canceled, forfeited, is settled for cash or terminated without issuance of the full number of shares of New Adagio Common Stock to which the award related, then the shares subject to such award will again become available for future grant under the 2024 Equity Incentive Plan. Shares tendered in payment of the option exercise price or delivered or withheld by New Adagio to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will again become available for future grants under the 2024 Equity Incentive Plan. To the extent permitted under applicable law, awards that provide for the delivery of shares of New Adagio Common Stock subsequent to the applicable grant date may be granted in excess of the Total Share Reserve if such awards provide for the forfeiture or cash settlement of such awards to the extent that insufficient shares of New Adagio Common Stock remain under the Total Share Reserve at the time that shares of New Adagio Common Stock would otherwise be issued in respect of such award. Notwithstanding anything to the contrary described herein, shares of New Adagio Common Stock purchased on the open market with the cash proceeds from the exercise of options shall not be available for future grants of awards under the 2024 Equity Incentive Plan. Until the termination of the 2024 Equity Incentive Plan, any shares of New Adagio Common Stock repurchased by New Adagio with respect to performance stock awards or restricted stock awards at the same price paid by the holder or a lower price so that such shares of New Adagio Common Stock are returned to New Adagio will again be available for awards under the 2024 Equity Incentive Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards shall not be counted against the shares of New Adagio Common Stock available for issuance under the 2024 Equity Incentive Plan. If any of the actions taken above would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code, such action will not be taken.

Generally, substitute awards shall not reduce the Total Share Reserve (other than as required by Section 422 of the Code) and, in the event that a company acquired by New Adagio or any subsidiary or with which New Adagio or any subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2024 Equity Incentive Plan and shall not reduce the shares of New Adagio Common Stock authorized for grant under the 2024 Equity Incentive Plan; provided that awards using such available shares of New Adagio Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to New Adagio or its subsidiaries immediately prior to such acquisition or combination.

The New Adagio compensation committee will make appropriate adjustments to these limits in the event of certain changes in the capitalization of New Adagio.

A more complete summary of the terms of the 2024 Equity Incentive Plan is set forth in the Proxy Statement/Prospectus in the subsection titled “The 2024 Equity Incentive Plan” in the section titled “Management of New Adagio Following the Business Combination” beginning on page 297 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2024 Equity Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2024 Equity Incentive Plan, a copy of which is attached as Exhibit 10.5 hereto and incorporated herein by reference.

The 2024 Key Employee Equity Incentive Plan

New Adagio has adopted the 2024 Key Employee Equity Incentive Plan. The 2024 Key Employee Equity Incentive Plan enables New Adagio to provide enhanced stock-based incentives to each of Olav Bergheim, John Dahldorf, Alex Babkin, Hakon Bergheim, Tim Glynn, Ilya Grigorov, Nabil Jubran, Doug Kurschinski, and James L. Cox (the “Eligible Individuals”) that align the interests of such individuals with those of the stockholders of New Adagio by motivating such individuals to achieve long-term results and rewarding them for their achievements.

The 2024 Key Employee Plan became effective upon approval by ListCo's stockholders immediately prior to the Business Combination and will remain in effect until the tenth anniversary of its effective date, unless terminated earlier by the New Adagio Board.

The 2024 Key Employee Plan authorizes the issuance of up to 3,354,445 shares of New Adagio Common Stock (the “Share Reserve”).

Up to the Share Reserve may be issued under the 2024 Key Employee Plan, in the aggregate, through the exercise of ISOs.

If any outstanding award expires or is canceled, forfeited, is settled for cash or terminated without issuance of the full number of shares of New Adagio Common Stock to which the award related, then the shares subject to such award will again become available for future grant under the 2024 Key Employee Plan. Shares tendered in payment of the option exercise price or delivered or withheld by New Adagio to satisfy any tax withholding obligation, or shares covered by a stock-settled SAR or other awards that were not issued upon the settlement of the award will again become available for future grants under the 2024 Key Employee Plan. To the extent permitted under applicable law, awards that provide for the delivery of shares of New Adagio Common Stock subsequent to the applicable grant date may be granted in excess of the Share Reserve if such awards provide for the forfeiture or cash settlement of such awards to the extent that insufficient shares of New Adagio Common Stock remain under the Share Reserve at the time that shares of New Adagio Common Stock would otherwise be issued in respect of such award. Notwithstanding anything to the contrary described herein, shares of New Adagio Common Stock purchased on the open market with the cash proceeds from the exercise of options shall not be available for future grants of awards under the 2024 Key Employee Plan. Until the termination of the 2024 Key Employee Plan, any shares of New Adagio Common Stock repurchased by New Adagio with respect to performance stock awards or restricted stock awards at the same price paid by the holder or a lower price so that such shares of New Adagio Common Stock are returned to New Adagio will again be available for awards under the 2024 Key Employee Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards shall not be counted against the shares of New Adagio Common Stock available for issuance under the 2024 Key Employee Plan. If any of the actions taken above would cause an ISO to fail to qualify as an incentive stock option under Section 422 of the Code, such action will not be taken.

Generally, substitute awards shall not reduce the Total Share Reserve (other than as required by Section 422 of the Code) and, in the event that a company acquired by New Adagio or any subsidiary or with which New Adagio or any subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2024 Key Employee Plan and shall not reduce the shares of New Adagio Common Stock authorized for grant under the 2024 Key Employee Plan; provided that awards using such available shares of New Adagio Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to New Adagio or its subsidiaries immediately prior to such acquisition or combination.

The compensation committee will make appropriate adjustments to these limits in the event of certain changes in the capitalization of New Adagio.

A more complete summary of the terms of the 2024 Key Employee Plan is set forth in the Proxy Statement/Prospectus in the subsection titled “The 2024 Key Employee Plan” in the section titled “Management of New Adagio Following the Business Combination” beginning on page 302 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2024 Key Employee Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2024 Key Employee Plan, a copy of which is attached as Exhibit 10.6 hereto and incorporated herein by reference.

The ESPP

New Adagio has adopted the ESPP. The purpose of the ESPP is to assist the eligible employees in acquiring a stock ownership interest in New Adagio in order to help eligible employees provide for their future security and to encourage them to remain in New Adagio’s employment.

The ESPP authorizes the issuance of up to 441,293 shares of New Adagio Common Stock, plus an annual increase on the first day of each year beginning in 2025 and ending in (and including) 2034 equal to the lesser of (A) one percent (1%) of the share of common stock outstanding on a fully diluted basis on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the New Adagio Board or its compensation committee.

A more complete summary of the terms of the ESPP is set forth in the Proxy Statement/Prospectus in the subsection titled “The ESPP” in the section titled “Management of New Adagio Following the Business Combination” beginning on page 307 of the Proxy Statement/Prospectus. That summary and the foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP, a copy of which is attached as Exhibit 10.7 hereto and incorporated herein by reference.

Olav Bergheim’s Offer Letter

On the Closing Date, Adagio and Olav Bergheim entered into a binding offer letter (the “Offer Letter”), pursuant to which Mr. Bergheim transferred from a consultant of Adagio to an employee, continuing his role as Adagio’s Chief Executive Officer. Pursuant to the Offer Letter, Mr. Bergheim’s annual base salary is $600,000, paid semi-monthly in accordance with Adagio’s normal payroll practice. Further, the Offer Letter provides that Mr. Bergheim will be eligible to earn an annual bonus with a target of 80% of base salary, based upon mutually agreed performance objectives and the terms and conditions of Adagio’s annual bonus program in effect from time to time. The Offer Letter provides Mr. Bergheim a signing bonus of $175,000, which shall be paid on the first regularly scheduled payroll date of Adagio after the Closing Date.

Mr. Bergheim will be eligible to participate in Adagio’s comprehensive employee benefit offerings, including a 401(k) plan and various health and welfare benefits. The Offer Letter also provides that Mr. Bergheim will be eligible to participate in any additional executive-level plans, as Adagio may adopt for similarly situated employees. Mr. Bergheim will also be entitled to five weeks of vacation per year.

Mr. Bergheim’s employment with Adagio will be “at-will,” meaning either Adagio or Mr. Bergheim may terminate Mr. Bergheim’s employment at any time for any reason. Upon termination, Mr. Bergheim will be entitled to any earned but unpaid base salary and reimbursement of any expense properly incurred through the date of termination.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a copy of which is filed herewith as Exhibit 10.21 and is incorporated herein by reference.

Indemnification Agreements

Effective as of the Closing Date, New Adagio entered into the Indemnification Agreements with each of its directors and executive officers. Each Indemnification Agreement provides for indemnification and advancements by New Adagio of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to New Adagio or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, the form of which is filed herewith as Exhibit 10.8 and is incorporated herein by reference.

A description of the compensation of the named executive officers of Adagio and the compensation of the executive officers of ARYA before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the sections titled “Adagio Executive Compensation” beginning on page 287 of the Proxy Statement/Prospectus and the subsection titled “Executive Compensation and Director Compensation and Other Interests” in the section titled “Business of ARYA and Certain Information About ARYA,” beginning on page 224 of the Proxy Statement/Prospectus, respectively, and that information is incorporated herein by reference.

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions,” beginning on page 315 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 29, 2024, in connection with the Closing of the Business Combination, New Adagio amended and restated its certificate of incorporation (as amended and restated, the “A&R Charter”) and its bylaws (as amended, the “A&R Bylaws”).

The material terms of each of the A&R Charter and the A&R Bylaws and the general effect upon the rights of holders of New Adagio’s capital stock are discussed in the Proxy Statement/Prospectus in the sections titled “Comparison of Corporate Governance and Shareholder Rights” and “Description of New Adagio Securities” beginning on pages 326 and 332 thereof, respectively, which are incorporated herein by reference.

Copies of the A&R Charter and the A&R Bylaws are included as Exhibit 3.1 and Exhibit 3.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Closing of the Business Combination, on July 31, 2024 and effective as of such date, the Board adopted a code of ethics and business conduct (the “Code”) applicable to all employees, officers and directors of New Adagio. A copy of the Code can be found on Adagio’s website at https://us.adagiomedical.com/corporate. New Adagio intends to disclose future amendments to the Code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or its directors on its website identified above or in a current report on Form 8-K. Information contained on the website is not incorporated by reference herein and should not be considered to be part of this Current Report on Form 8-K. The inclusion of New Adagio’s website address in this Current Report on Form 8-K is an inactive textual reference only.

Item 5.06	Change in Shell Company Status.

As a result of the Transactions, New Adagio ceased to be a shell company upon the Closing. The material terms of the Transactions are described in the section entitled “Proposal 1: Business Combination Proposal” beginning on page 114 of the Proxy Statement/Prospectus and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 31, 2024, New Adagio issued a press release announcing the consummation of the Business Combination. A copy of such press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The audited consolidated financial statements of ARYA as of December 31, 2023 and 2022 and for the fiscal years ended December 31, 2023 and 2022, the related notes and report of independent registered public accounting firm are set forth in the Proxy Statement/Prospectus beginning on page F-28 and are incorporated herein by reference.

The unaudited condensed consolidated financial statements of ARYA as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 are set forth in the Proxy Statement/Prospectus beginning on page F-3 and are incorporated herein by reference.

The audited consolidated financial statements of Adagio as of December 31, 2023 and 2022 and for the fiscal years ended December 31, 2023 and 2022, the related notes and report of independent registered public accounting firm are set forth in the Proxy Statement/Prospectus beginning on page F-80 and are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Adagio as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 are set forth in the Proxy Statement/Prospectus beginning on page F-51 and are incorporated herein by reference.

(b)	Pro forma financial information.

The unaudited condensed consolidated financial statements of New Adagio as of March 31, 2024 and for the three months ended March 31, 2024 are set forth in the Proxy Statement/Prospectus beginning on page F-110 and are incorporated herein by reference.

(d)	Exhibits

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of February 13, 2024, by and among Aja HoldCo, Inc., ARYA Sciences Acquisition Corp IV, Aja Merger Sub 1, Aja Merger Sub 2, Inc. and Adagio Medical, Inc.
2.2	Consent and Amendment No. 1 to the Business Combination Agreement, dated as of June 25, 2024, by and among ARYA Sciences Acquisition Corp IV and Adagio Medical, Inc.
3.1	Amended and Restated Certificate of Incorporation of the Company.
3.2	Amended and Restated By-Laws of the Company.
4.1	Form of Base Warrant Agreement.
4.2	Form of Pre-Funded Warrant Agreement.
4.3	Form of Convert Warrant Agreement.
4.4	Specimen Common Stock Certificate of New Adagio.
10.1	Form of Convertible Security Subscription Agreement.
10.2	Investor Rights Agreement, dated as of February 13, 2024, by and among ARYA, ListCo, the Perceptive PIPE Investor, the Sponsor and the other parties thereto.
10.3
Sponsor Letter Agreement, dated February 13, 2024, by and between ARYA Sciences Acquisition Corp, ARYA Sciences Holdings IV, Todd Wider, Michael Henderson, Leslie Trigg, Joseph Edelman, Adam Stone, Michael Altman, Konstantin Poukalov and Adagio Medical, Inc.

10.4	Form of Adagio Stockholder Transaction Support Agreement.
10.5	Form of New Adagio 2024 Equity Incentive Plan.
10.6	Form of New Adagio 2024 Key Employee Equity Incentive Plan.
10.7	Form of New Adagio 2024 Employee Stock Purchase Plan.
10.8	Form of New Adagio Indemnity Agreement.

10.9	Convert Guaranty, dated as of July 31, 2024, by and among Adagio and the other parties thereto.
10.10	Convert Security Document, dated as of July 31, 2024, by and among New Adagio, Adagio and the other parties thereto.
10.11	Registration Rights Agreement dated as of July 31, 2024, by and among New Adagio, Perceptive Life Sciences Master Fund, Ltd. and the other parties thereto.
10.12	Form of New Adagio Convertible Note.
10.13	Form of Non-Redemption Subscription Agreement.
10.14	Form of Open Market Purchase Subscription Agreement.
10.15	Form of Subscription Agreement with Pre-Funded Warrant and Base Warrant.
10.16	PIPE Subscription Agreement, by and among the Perceptive PIPE Investor, ListCo and ARYA.
10.17	Amendment to PIPE Subscription Agreement, by and among the Perceptive PIPE Investor, ListCo and ARYA.
10.18	Amended and Restated Subscription Agreement, by and among the Perceptive PIPE Investor, ListCo and ARYA.
10.19	Form of Amended and Restated Subscription Agreement with Pre-Funded Warrant and Warrant.
10.20	Form of Amended and Restated Open Market Purchase Subscription Agreement.
10.21	Form of Amended and Restated Non-Redemption Subscription Agreement.
10.22	2024 Bridge Financing Note Subscription Agreement, dated as of February 13, 2024, by and between ListCo, the Perceptive PIPE Investor and certain other investors thereto.
10.23	Offer Letter, dated July 31, 2024, between Adagio Medical, Inc. and Olav Bergheim.
14.1	Company’s Code of Business Conduct and Ethics.
21.1	List of Subsidiaries of the Company.
99.1	Press release dated July 31, 2024 announcing the closing of the business combination.

+ Indicates management contract or compensatory plan.

† Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2024

Adagio Medical Holdings, Inc.

By:	/s/ Olav Bergheim
Name:	Olav Bergheim
Title:	Chief Executive Officer